UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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DHI Group, Inc.
(Name of Registrant as Specified In Its Charter)

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April 12, 2018

Dear Fellow Stockholder,
I am pleased to invite you to our 2018 Annual Meeting of Stockholders (the “Annual Meeting”), which will be held on Tuesday, May 22, 2018, at 9:00 a.m., local time, at the Marriott Residence Inn Times Square, 1033 Avenue of the Americas, New York, New York 10018.
At the meeting, we will be electing one class of directors, considering the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018, considering the approval, on an advisory basis, of the compensation of our named executive officers, and transacting such other business that may properly come before the Annual Meeting. The Board of Directors recommends a vote FOR (i) the election of our director nominees, (ii) the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm, and (iii) the approval, on an advisory basis, of the compensation of our named executive officers.
You may vote your shares using the Internet or the telephone by following the instructions on the enclosed proxy card. Of course, you may also vote by returning the enclosed proxy card.
Only DHI Group, Inc. stockholders may attend the Annual Meeting. If you wish to attend the meeting in person, you will need to request an admission ticket in advance. You can request a ticket by following the instructions set forth in the proxy statement.
Thank you very much for your support of DHI Group, Inc.
Sincerely,

John Barter
Chairman of the Board of Directors

DHI GROUP, INC.
1040 Avenue of the Americas, 8th Floor
New York, New York 10018
April 12, 2018
NOTICE OF ANNUAL MEETING
DHI Group, Inc., a Delaware corporation (the “Company”), will hold its 2018 Annual Meeting of Stockholders (the “Annual Meeting”) at the Marriott Residence Inn Times Square, 1033 Avenue of the Americas, New York, New York 10018, on Tuesday, May 22, 2018, at 9:00 a.m., local time, to:

1.	Elect three Class II directors, for a term of three years, or until their successors are duly elected and qualified;

2.	Ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018;

3.	Hold an advisory vote on the compensation of our named executive officers as described in the proxy statement; and

4.	Transact any other business that may properly come before the Annual Meeting and any adjournments or postponements thereof.

Stockholders of record of DHI Group, Inc. (NYSE: DHX) as of the close of business on April 6, 2018, are entitled to vote at the Annual Meeting and any adjournments or postponements thereof. A list of these stockholders will be available at the offices of the Company in New York, New York.

YOUR VOTE IS IMPORTANT
Whether or not you plan to attend the Annual Meeting in person, you are strongly encouraged to sign and date the enclosed proxy card and return it promptly, or submit your proxy by telephone or the Internet. Any stockholder of record who is present at the Annual Meeting may vote in person instead of by proxy, thereby revoking any previous proxy.

Brian P. Campbell
Vice President, Business and Legal Affairs,
General Counsel and Corporate Secretary

i

Important Notice Regarding the Availability of
Proxy Materials for the Annual Meeting of Stockholders
to be Held on May 22, 2018
The proxy statement and Annual Report on Form 10-K are available at www.dhigroupinc.com/investors. The means to vote is available by Internet at www.investorvote.com/dhx or by calling 1-800-652-VOTE (8683).
Your Vote is Important
Please vote as promptly as possible
by using the Internet or telephone or
by signing, dating and returning the enclosed proxy card.
If you plan to attend the meeting, you must request an admission ticket in advance of the meeting. Tickets will be issued to registered and beneficial owners and to one guest accompanying each registered or beneficial owner.
Please note that if you hold your shares in “street name” (through a broker or other nominee), you will need to send a written request for a ticket, along with proof of share ownership, such as a copy of the portion of your voting instruction form showing your name and address, a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding your shares, confirming ownership.
Requests for admission should be addressed to the Corporate Secretary, DHI Group, Inc., 1040 Avenue of the Americas, 8th Floor, New York, New York 10018 or by calling (212) 448-4181, and will be processed in the order in which they are received and must be requested no later than May 21, 2018. Please note that seating is limited and requests for tickets will be accepted on a first-come, first-served basis. On the day of the Annual Meeting, each stockholder will be required to present a valid picture identification such as a driver’s license or passport with his or her admission ticket. Seating will begin at 8:30 a.m. and the meeting will begin promptly at 9:00 a.m., local time. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the Annual Meeting.

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PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To be Held on May 22, 2018

PROXY STATEMENT SUMMARY
This summary highlights information described in more detail elsewhere in this Proxy Statement. It does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. Page references are provided to help you find further information. For ease of reading, in these materials “DHI,” “we,” “us,” or the “Company” refers to DHI Group, Inc., “Board” refers to our Board of Directors, “CEO” refers to our Chief Executive Officer, and “NEOs” refers to our Named Executive Officers.
2018 Annual Meeting of Stockholders
Date:        Tuesday, May 22, 2018
Time:        9:00 a.m., local time
Place:        Marriott Residence Inn Times Square, 1033 Avenue of the Americas, New York, New York 10018
Eligibility to Vote
You may vote if you were a stockholder of record at the close of business on April 6, 2018.
How to Cast Your Vote
If you are eligible to vote, you can vote by:

Internet:	www.investorvote.com/dhx

Telephone:	1-800-652-VOTE (8683) (within USA, US territories and Canada on a touch tone phone)
The deadline for voting via the Internet or telephone is 11:59 P.M., Eastern Daylight Time, on May 21, 2018.

Mail:	If you received written material, complete, sign and return your Annual Meeting Proxy Card by May 21, 2018.

In Person:
You may vote your shares at the Annual Meeting. If your shares are held in the name of a broker, nominee, you will need to send a written request for a ticket, along with proof of share ownership, such as a copy of the portion of your voting instruction form showing your name and address, a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding your shares, confirming ownership.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated (“Innisfree”), at:

Innisfree M&A Incorporated
501 Madison Avenue
New York, NY 10022

Stockholders call toll-free: (888) 750-5834
Banks and brokers call collect: (212) 750-5833

Items for Vote (page 16)

	Board Vote Recommendation	Page Reference (for further detail)
1. Election of Directors	FOR EACH NOMINEE	15
2. Ratification of Selection of Independent Registered Public Accounting Firm	FOR	15
3. Advisory Vote with Respect to the Compensation of our Named Executive Officers	FOR	16
Board Nominees (page 7)

					Committee Membership
Name of Nominee	Age	Director Since	Positions with DHI	Independent	AC	CC	N&CG
Art Zeile	54	2018	President and CEO, Director	No
Jim Friedlich	61	2015	Director	Yes		✓
Golnar Sheikholeslami	50	2012	Director	Yes	✓
AC - Audit Committee
CC - Compensation Committee
N&CG - Nominating and Corporate Governance Committee
Alignment with Stockholders:
We have implemented compensation practices that we believe align the interests of our executive officers with our stockholders by tying a significant portion of their compensation to the Company’s financial performance:

Pay for Performance and Variable Compensation
We utilize an independent compensation consultant to help assess our compensation arrangements. Since 2015, the Compensation Committee has engaged Compensia, an independent compensation consultant with significant experience in our sector.

We generally do not provide perquisites to our NEOs beyond those provided to all employees.
In 2014, we adopted a policy under which tax gross-up provisions were no longer included in employment agreements with new employees or added to existing employment agreements with current employees which do not already contain a tax gross-up provision.

In 2015, we designed and adopted a new long-term equity incentive program which features a performance-based component that we believe improves the alignment of our executive compensation with Company performance.

In 2015, we eliminated the 30% automatic funding floor in our Senior Bonus Plan and amended the plan to incorporate business unit and/or Company performance for all executives.
For 2017, approximately 76% of total compensation for our CEO and 63% of total compensation for our NEOs (54% for our NEOs excluding our CEO) was variable and dependent on performance.

We have implemented corporate governance practices that further align the interests of our executive officers with our stockholders and mitigate risk:

Corporate Governance
Seven of our eight directors are independent. The Board meets regularly in executive session without the CEO present.
The roles of the CEO and Chairman of the Board are separate.
Only independent directors serve as Board committee members.
We hold an annual “Say-on-Pay” advisory vote to solicit the views of our stockholders regarding NEO compensation.
Under our Securities Trading Policy, our directors, officers and employees and their related parties are prohibited from purchasing Company stock on margin, entering into short sales and buying or selling puts, calls, options or other derivatives in respect of securities of the Company.

Since the beginning of 2014, we have added six Board members with relevant industry experience.
In 2015, we adopted equity ownership guidelines for our directors and executive officers.
In 2015, we designed and adopted a “claw-back” policy pursuant to which the Company may, under certain circumstances as specified in the policy, seek reimbursement of annual, performance-based cash and equity compensation made to covered officers.

In 2016, the Company adopted majority voting for uncontested director elections.
For additional information on our Executive Compensation, please see “Compensation Discussion and Analysis” starting on page 17.
2017 Executive Compensation— Pay-For-Performance (page 17)
Consistent with our pay-for-performance philosophy, the primary elements of compensation for our executives in 2017 included: base salary, annual performance-based cash bonus, and long-term equity incentives consisting of time-based restricted stock and performance-based restricted stock units (PSUs). Of these elements, base salary and benefits were fixed, with the remaining compensation elements dependent on both individual and/or corporate performance.
Note: 2017 excludes severance payment of $455,000 made to Mr. Goli, Former President of Brightmatter Group. 2016 excludes separation payment of $337,500 made to Mr. Roberts, former CFO.
After review of the applicable performance metrics, our Compensation Committee determined that our NEO participants in our Senior Bonus Plan were entitled to receive 80% based on revenue and Adjusted EBITDA performance in the Senior Bonus Plan. The Compensation Committee also determined that our NEOs were entitled to receive time-based restricted stock and PSUs. See Compensation Discussion & Analysis—Elements of Executive Compensation and Grants of Plan-Based Awards for Fiscal Year 2017.
Compensation Policies
In connection with our ongoing review of corporate governance and compensation practices and policies, and taking into consideration best practices, our desire to mitigate risk for our stockholders and feedback received from our stockholders, as described more fully below under Compensation Discussion & Analysis—Compensation and Corporate Governance Philosophy, in 2015 we implemented four changes to our corporate governance practices:
Equity Incentive Compensation. We designed and adopted a new long-term equity incentive program under our 2012 Equity Plan that provides a combination of: (1) one-half performance-based restricted stock units (“PSUs”); and (2) one-half restricted stock, the combination of which constitutes the majority of total compensation for most executives.
Equity Ownership Guidelines. To further align the interests of our executives and directors with those of our stockholders, our Board has adopted equity ownership guidelines for our executive officers and directors. These new guidelines require these executive officers and directors to achieve target ownership levels under the terms of the guidelines, within the later of five years from March 3, 2015 or the commencement by that person of a position set forth below:

Position	Multiple of Base Salary (as of December 31 of immediately preceding calendar year) or Retainer
Chief Executive Officer	3.0x base salary
Other Executive Officers	1.0x base salary
Members of our Board	3.0x retainer
Elimination of the 30% Floor on Our Senior Bonus Plan. Since 2015, we have eliminated the automatic funding floor of 30% on our senior bonus plan. Starting in 2015, 50% of the total bonus pool available for NEOs and other senior executives designated by the Compensation Committee was funded according to the percentage of the revenue target achieved, and 50% was funded according to the percentage of Adjusted EBITDA target achieved, which we believe aligns funding with our pay-for-performance philosophy.
“Claw-back” Policy. Our Board also has adopted a “claw-back” policy. Under, and subject to, our “claw-back” policy, the Company may generally seek reimbursement of annual, performance-based cash bonuses made to covered executives, including our NEOs, which were based on achieving certain financial results, if the covered officer intentionally and knowingly engaged in fraud or misconduct that caused the need for a substantial and material restatement of our financial results for the applicable period if a lower cash incentive payment would have been made to the covered officer based upon those restated financial results. More specifically, compensation subject to the “claw-back” policy is any cash incentive payments made within the three-year period preceding the accounting restatement.
Other Corporate Governance Developments
Adoption of Majority Voting in Uncontested Director Elections. Consistent with our commitment to strong corporate governance, and after consideration of market practice and input from our stockholders, in 2016, our Board amended and restated our by-laws, to provide that, in the case of uncontested director elections, a director must be elected by a majority of the votes cast with respect to the election of such director. For purposes of this standard, a “majority of the votes cast” means that the number of shares voted “FOR” a director must exceed the number of shares voted “AGAINST” that director and abstentions and broker non-votes are not counted as “votes cast.” In the case of contested elections (where, if as of a date that is 14 days in advance of the date the Company files its definitive proxy statement (regardless of whether or not thereafter revised or supplemented) with the Securities and Exchange Commission, the number of nominees exceeds the number of directors to be elected), the required voting standard to be elected as a director continues to be by plurality vote.
If an incumbent director fails to receive the required majority vote for reelection, the director shall offer to tender his or her resignation to the Board. The Board may consider any factors they deem relevant (including, but not limited to, recommendations the Board may request from a designated committee) in deciding whether to accept or reject a director’s resignation or whether other action should be taken. Any director tendering such resignation will not be permitted to participate in the deliberations regarding whether to accept or reject such resignation. Within 90 days from the date the election results are certified, the Company will be required to publicly disclose the Board’s decision and the rationale behind such decision.

Agreement with Barington Capital Group. On February 25, 2016, we entered into an agreement with an investor group led by Barington Capital Group, L.P. (“Barington”). Under the terms of the agreement and subject to the conditions set forth therein, Barington withdrew the two nominees that it had proposed for election to the Board at the Company’s 2016 Annual Meeting and agreed to vote its shares in support of all four of our director nominees that had been up for reelection. Further, subject to the terms of the agreement, we agreed to add a new Board member mutually acceptable to the Company and Barington to fill a vacancy on the Board. On July 7, 2016, Jennifer Deason was appointed to the Board as part of the agreement.
INFORMATION CONCERNING SOLICITATION AND VOTING
This proxy statement is furnished to the stockholders of record of DHI Group, Inc., a Delaware corporation, in connection with the solicitation by the Company’s Board of Directors of proxies for the 2018 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at the Marriott Residence Inn Times Square, 1033 Avenue of the Americas, New York, New York 10018 on Tuesday, May 22, 2018, at 9:00 a.m., local time, and at any adjournments or postponements thereof, for the purpose of considering and acting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders. In this proxy statement, we refer to DHI Group, Inc. as the “Company,” “we” or “us.”
This proxy statement and accompanying proxy and voting instructions are first being mailed on or about April 12, 2018 to holders of the Company’s Common Stock, par value $0.01 (the “Common Stock”), entitled to vote at the Annual Meeting. The presence in person or by proxy of the holders of a majority of the total number of shares of Common Stock outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of any business at the Annual Meeting. Each owner of record of the Common Stock on the record date is entitled to one vote for each share. At the close of business on April 6, 2018, the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting, there were 51,708,540 shares of the Common Stock issued and outstanding, including 3,203,507 shares of unvested restricted Common Stock. The shares of Common Stock are publicly traded on the New York Stock Exchange (the “NYSE”) under the symbol “DHX.”
At the Annual Meeting, director nominees up for election in Proposal 1 will each be elected by a majority of the votes cast in person or by proxy. The ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm (Proposal 2) and the advisory approval of executive compensation (Proposal 3) will require the affirmative vote of a majority in voting power of shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting.
Broker non-votes and abstentions are included in determining whether a quorum is present. Broker non-votes and abstentions are not deemed to be “votes cast” with respect to the election of directors. Broker non-votes and abstentions will have no legal effect on Proposals 1, and an abstention, but not a broker non-vote, will have the same legal effect as a vote “AGAINST” Proposals 2 and 3.
A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner. Under NYSE rules, a proposal to approve the appointment of our independent registered public accounting firm is considered a discretionary item, which means that brokerage firms may vote in their discretion on this matter on behalf of clients who have not furnished voting instructions.
All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted as instructed on those proxies. If no instructions are indicated, the shares will be voted as recommended by the Board. If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed form of proxy will have discretion to vote on those matters in accordance with their own judgment to the same extent as the person signing the proxy would be entitled to vote.
Stockholders will have the option to submit their proxies or voting instructions electronically through the Internet, by telephone or by using a traditional proxy card. Stockholders should check their proxy card or voting instructions forwarded by their broker, bank or other holder of record to see which options are available. The deadline for voting via the Internet or by telephone is 11:59 P.M., Eastern Daylight Time, on May 21, 2018. Stockholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that would be borne by the stockholder.
Any stockholder of record may revoke a proxy at any time before it is voted by filing with the Corporate Secretary, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or duly executed proxy, in either case dated later than the prior proxy relating to the same shares, or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not by itself revoke a proxy).

Any written notice of revocation or subsequent proxy should be delivered to DHI Group, Inc., 1040 Avenue of the Americas, 8th Floor, New York, NY 10018 Attention: Corporate Secretary, or hand delivered to the Corporate Secretary, before the taking of the vote at the Annual Meeting. To revoke a proxy previously submitted via the Internet or by telephone, a stockholder may simply submit a new proxy (including by means of the Internet or by telephone) at a later date before the taking of the vote at the Annual Meeting, in which case, the later submitted proxy will be recorded and the earlier proxy will be revoked.
We have retained Innisfree to perform proxy solicitation services for us, involving conducting a bank/broker search, distributing proxy solicitation materials to stockholders, providing information to stockholders from the materials, and soliciting proxies by mail, courier, telephone, facsimile and e-mail. In connection with its retention, Innisfree has agreed to provide consulting and analytic services upon request. We will pay a fee not to exceed $15,000 to Innisfree, plus out-of-pocket expenses for these services.
If you have any questions or require any assistance with voting your shares, please contact Innisfree at:

Innisfree M&A Incorporated
501 Madison Avenue
New York, NY 10022

Stockholders call toll-free: (888) 750-5834
Banks and brokers call collect: (212) 750-5833
DIRECTORS AND CORPORATE GOVERNANCE
Board Structure
Composition of our Board of Directors
Prior to September 2013, our Board consisted of seven directors, and it is currently comprised of eight directors. Since the beginning of 2014, we have added the following directors:

Name	Title	Company	Director Since
Brian (Skip) Schipper	Chief People Officer	Yext	February 2014
Carol Carpenter	Vice President of Product Marketing	Google Cloud	May 2014
Burton M. Goldfield	President and Chief Executive Officer	TriNet	December 2014
Jim Friedlich	Executive Director and CEO	The Lenfest Institute for Journalism	January 2015
Jennifer Deason	Executive Vice President, Global Strategy and Corporate Development	Sotheby’s	July 2016
Art Zeile	President & CEO	DHI Group, Inc.	April 2018
On February 1, 2016, Mr. Barter became Chairman of the Board.
The Board met eight times during fiscal 2017. Each director attended at least 75% of all of the meetings of the Board and committees on which he or she served. Under the Company’s Corporate Governance Guidelines, each director is expected to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her duties, including by attending annual and special meetings of the stockholders of the Company and meetings of the Board and committees of which he or she is a member. Seven of the Company’s directors attended the Company’s 2017 Annual Meeting of Stockholders.
Our by-laws provide that our Board will consist of no less than five and no more than 20 persons. The exact number of members on our Board of Directors will be determined from time to time by resolution of a majority of our full Board.
Our Board is divided into three classes, with each class serving a three-year term and one class being elected at each year’s annual meeting of stockholders. Mses. Carpenter and Deason are currently serving as Class I directors (with a term expiring at the 2020 Annual Meeting). Messrs. Zeile and Friedlich and Ms. Sheikholeslami are currently serving as Class II directors (with a term expiring at the 2018 Annual Meeting). Messrs. Barter, Schipper and Goldfield are currently serving as Class III directors (with a term expiring at the 2019 Annual Meeting).
Set forth below is information relating to the Company’s directors, including the Class II Directors who are nominated for election at the Annual Meeting.

					Committee Membership
Name	Age	Director Since	Position	Standing for Election	AC	CC	N&CG
Art Zeile (1)	54	2018	President and Chief Executive Officer, Director	X
John W. Barter (2)	71	2007	Director, Chairman				X
Golnar Sheikholeslami (3)	50	2012	Director	X	X
Brian (Skip) Schipper (4)	57	2014	Director			X	X
Carol Carpenter (5)	50	2014	Director			X	X
Burton M. Goldfield	62	2014	Director		X
Jim Friedlich	61	2015	Director	X		X
Jennifer Deason (6)	42	2016	Director		X
AC - Audit Committee
CC - Compensation Committee
N&CG - Nominating and Corporate Governance Committee

(1)
As previously disclosed, Mr. Zeile joined the Board as of April 10, 2018, effective upon his employment as President and Chief Executive Officer of the Company. Mr. Zeile filled a vacancy on the Board as a result of Michael Durney’s departure from the Company.

(2)	Mr. Barter is Chairman of the Board of Directors and Chairman of the Nominating and Corporate Governance Committee.

(3)	Ms. Sheikholeslami served as a member of the Compensation Committee through April 27, 2017.

(4)	Mr. Schipper is Chairman of the Compensation Committee. Mr Schipper also became a member of the Nominating and Corporate Governance Committee effective April 28, 2017.
(5) Ms. Carpenter became a member of the Compensation Committee effective April 28, 2017.
(6) Ms. Deason is Chairperson of the Audit Committee.

Art Zeile was appointed as the President and Chief Executive Officer of the Company effective as of April 10, 2018. Mr. Zeile was also appointed as a Class II director of the Company. In 2008, Mr. Zeile co-founded HOSTING, a cloud computing services company, and served as its Chief Executive Officer from 2008 until 2016. At HOSTING, Mr. Zeile formulated a strategy for a rollup of cloud services companies in the U.S. and focused on managing security and compliance for mission critical web applications. Prior to HOSTING, Mr. Zeile served as CEO of QTC Management Inc. (“QTC”), a healthcare technology company, from 2006 to 2007. Prior to joining QTC, Mr. Zeile co-founded Inflow Inc., a public data center company, and served as its CEO from 1997 until 2005. Mr. Zeile also previously served in the United States Air Force from 1988 until 1993. Mr. Zeile has served on the board of directors of National Bank Holding Corporation, a NYSE listed company, since 2016 and also serves on the board of directors of Choozle and the advisory board of the University of Delaware Cyber-Security Initiative. Mr. Zeile previously served on the board of directors of Systems Maintenance Services from 2008 until 2016. Mr. Zeile earned a bachelor’s degree in Astronautical Engineering from the U.S. Air Force Academy and a master’s degree in public policy from Harvard University. Mr. Zeile was appointed to serve on the Board of Directors because his day to day leadership as our President and Chief Executive Officer provides him with intimate knowledge of the Company’s business, business strategy and its industry.
John W. Barter has been Chairman of the Board of Directors and Chairman of the Nominating and Corporate Governance Committee since February 1, 2016, having served as a director since April 2007. From 1988 to 1994, he was Senior Vice President and Chief Financial Officer of AlliedSignal, Inc., now known as Honeywell International, Inc., an advanced technology and manufacturing company. From October 1994 until his retirement in December 1997, Mr. Barter was Executive Vice President of AlliedSignal, Inc. and President of AlliedSignal Automotive. After retiring from AlliedSignal, Inc., Mr. Barter served briefly as Chief Financial Officer of Kestrel Solutions, Inc., a privately-owned early stage company established to develop and bring to market a new product in the telecommunications industry, from January 2000 to May 2001. Mr. Barter also serves on the boards of directors of Quality Tech, L.P. and Engility Holdings, Inc. Mr. Barter was appointed to serve as our Chairman based on the leadership he has demonstrated on our Board and was appointed to serve on our Board based on his broad and extensive experience serving in management roles at other companies and his service on the board of directors of other public companies, both of which we believe enable him to provide effective oversight to our Board.
Golnar Sheikholeslami has been a director since September 2012. Since May 2014, Ms. Sheikholeslami has served as the Chief Executive Officer and President of Chicago Public Media. Ms. Sheikholeslami was the Executive Vice President and Chief Product Officer of Everyday Health, Inc., a new media health company, from July 2010 through March 2013. Prior to joining Everyday Health, she worked for The Washington Post from 2002 to 2010 where Ms. Sheikholeslami held several positions of increasing authority culminating as Vice President and General Manager of digital operations. In that role, she was responsible for the overall strategic direction, product development, innovation, technology and day-to-day operations for the company’s digital properties. Previously, Ms. Sheikholeslami led Condé Nast’s Style.com as Senior Vice President and Managing Director from 2000 to 2002, after joining the company in 1997. Ms. Sheikholeslami holds an MBA from the Darden School of Business at the University of Virginia and a B.S. from Georgetown University. Ms. Sheikholeslami also serves on the board of directors of National Public Radio, Inc. Ms. Sheikholeslami’s significant experience in advertising supported businesses, online content businesses and leading digital businesses provides helpful and unique expertise to the Company.
Brian (Skip) Schipper has been a director since February 2014. Since May 2016, Mr. Schipper has served as the Chief People Officer for Yext, Inc. From January 2014 to March 2016, Mr. Schipper led Human Resources at Twitter. Prior to joining Twitter, Mr. Schipper was the Chief Human Resources Officer at Groupon from June 2011 to January 2014, where he oversaw the HR and administrative organization globally and was integral in building the infrastructure to support its global expansion efforts. Mr. Schipper was the Chief Human Resources Officer at Cisco Systems from October 2006 to June 2011. He has held executive level human resources and administrative roles at Microsoft, DoubleClick, Pepsico, Compaq and Harris Corporation. Mr. Schipper holds an MBA from Michigan State University and a B.A. from Hope College. Mr. Schipper’s extensive industry experience and his human resources expertise is a great combination to help our Board guide our strategy.
Carol Carpenter has been a director since May 2014. Ms. Carpenter serves as the Vice President of Product Marketing for Google Cloud, leading the strategic and operational go-to-market for its business-oriented product. From 2015 to 2016, Ms. Carpenter served as the Chief Executive Officer of ElasticBox Inc., which develops and offers solutions that enable organizations to deploy and manage agile applications for any cloud infrastructure. From 2013 to 2014, she led all marketing initiatives at ClearSlide, a high-growth business-to-business sales platform, and from 2006 to 2012, Ms. Carpenter was General Manager of the Consumer and Small Business Units for Trend Micro, a global security company. A technology industry veteran, Ms. Carpenter has held previous marketing leadership roles at both startups and public companies, including Keynote Systems, Enviz, Tumbleweed and Apple. Ms. Carpenter earned a bachelor’s degree at Stanford University and her Masters Degree from the Harvard Business School. Ms. Carpenter serves as a mentor for the HBS Women in Technology group, as a board member of Monte Jade, and also advises a few startups in both the consumer and business-to-business segments. Ms. Carpenter’s significant marketing experience in technology businesses provides helpful and unique expertise to our Board.
Burton M. Goldfield has been a director since December 2014. Since March 2008, Mr. Goldfield has served as President and Chief Executive Officer at TriNet (NYSE: TNET), which provides employers with HR solutions, including bundled HR products, additional cloud products and strategic services. Mr. Goldfield has extensive experience in sales, operational, and technology leadership positions and is known for driving product innovation and business growth. Prior to TriNet, Mr. Goldfield was the Chief Executive Officer of Ketera Technologies. Previously, he held executive level roles at Hyperion Solutions Corporation and IBM Corporation’s Rational Software division. Mr. Goldfield holds a Bachelor of Science degree from Syracuse University and an MBA from Villanova University. Mr. Goldfield’s significant experience in operational, sales, and technology leadership positions provides helpful perspective to our Board.
Jim Friedlich has been a director since January 2015. Since September 2016, Mr. Friedlich has served as the Chief Executive Officer and Executive Director of The Lenfest Institute of Journalism. Mr. Friedlich co-founded Empirical Media Advisors in 2011 and served as its Chief Executive Officer since 2014. In 2001, he co-founded the private equity firm of ZelnickMedia and was a general partner there until 2011, specializing in equity-backed turnarounds and restructuring media companies. Earlier in his career, Mr. Friedlich served as VP of Business Development - Digital Publishing and Vice President of International Sales, Marketing and Business Development at Dow Jones & Company/The Wall Street Journal. Mr. Friedlich attended Dartmouth College, earned an MBA from the Stanford University School of Business and a B.A. from Wesleyan University. Mr. Friedlich brings insight to our Board based on his experience in the private equity field and his focus on media.
Jennifer Deason has been a director since July 2016. Ms. Deason serves as Executive Vice President, Head of Corporate Development and Strategy with Sotheby’s. She was previously an Executive Vice President at Bain Capital, where she partnered with CEOs and other senior level executives to improve company performance and drive transformations through strategic initiatives and performance management. While at Bain, Ms. Deason served in several interim operating roles such as President, Chief Marketing Officer and Chief Financial Officer and was a board member of several portfolio companies. She served as Interim Chief Financial Officer at the Weather Channel, where she worked to reposition the organization from a more traditional TV media company towards a data-focused, mobile-first advertising platform, prior to the sale of the digital and B2B businesses to IBM. Ms. Deason holds an MBA from Stanford University and a B.A. from Yale University, and is closely involved in both schools. She is also on the Board of Trustees at the Massachusetts Museum of Contemporary Art. Ms. Deason’s significant experience in financial and other operating roles, as well as her experience in the private equity field, provide helpful perspective to our Board. The Board has also considered Ms. Deason’s prior financial experience, including her work as an interim Chief Financial Officer, which was instrumental in her being selected to serve as Chairperson of the Audit Committee.

Director Independence
We have determined that Mses. Sheikholeslami, Carpenter and Deason and Messrs. Barter, Schipper, Goldfield, and Friedlich are independent as such term is defined by the applicable rules and regulations of the NYSE for purposes of serving on our Board. Additionally, each of these directors meets the categorical standards for independence established by our Board, as set forth in our Corporate Governance Guidelines, which are posted on our website.
Board Leadership Structure
Mr. Zeile became President and Chief Executive Officer and a director of the Company on April 10, 2018, and Mr. Barter became Chairman of the Board on February 1, 2016. The Board has determined that having an independent director serve as Chairman is in the best interest of the Company’s stockholders at this time. This structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing Board priorities and procedures. Further, this structure permits the Chief Executive Officer to focus on strategic matters and the management of the Company’s day-to-day operations.
We have independent Board members who bring experience, oversight and expertise from outside the Company and our industry. The Board meets as necessary in executive sessions of the non-management directors.
Corporate Governance
Required Certifications
The Company has filed with the Securities and Exchange Commission (the “Commission”), as exhibits to its Annual Report on Form 10-K, the certifications required by its Chief Executive Officer and Chief Financial Officer under Section 302 of the Sarbanes-Oxley Act of 2002. The Company has also timely submitted to the NYSE the Section 303A Annual CEO Certification for 2017, and such certification was submitted without any qualifications.
Committees of the Board
Our Board has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The following is a brief description of these committees.
Audit Committee
The members of the Audit Committee are:
Jennifer Deason (Chairperson)
Golnar Sheikholeslami
Burton M. Goldfield

The Audit Committee met six times during fiscal 2017. Our Audit Committee assists the Board in monitoring the audit of our financial statements, our independent registered public accounting firm’s qualifications and independence, the performance of our audit function and independent registered public accounting firm, our oversight of Company risk, and our compliance with legal and regulatory requirements. The Audit Committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent registered public accounting firm, and our independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee also reviews and approves related-party transactions as required by the rules of the NYSE. The authority and responsibility of the Audit Committee is further set forth in its charter, which is available under the Investors section of our website and in print to any stockholder who requests a copy from the Corporate Secretary.
Ms. Deason qualifies as an “audit committee financial expert” under the rules of the Commission implementing Section 407 of the Sarbanes-Oxley Act of 2002. Mses. Deason and Sheikholeslami and Mr. Goldfield meet the independence and the experience requirements of the NYSE and the federal securities laws.
Audit Committee Report
The charter of the Audit Committee, which is available under the Investors section of our website, specifies that the purpose of the Audit Committee is to assist the Board in its oversight of:

•
the accounting and financial reporting processes of the Company, including the integrity of the financial statements and other financial information provided by the Company to its stockholders, the public, any stock exchange and others;

•	the Company’s compliance with legal and regulatory requirements;

•	the Company’s independent registered public accounting firm’s qualifications and independence;

•	the audit of the Company’s financial statements; and

•
the performance of the Company’s internal audit function and independent registered public accounting firm, and such other matters as shall be mandated under applicable laws, rules and regulations as well as listing standards of the NYSE.

In carrying out these responsibilities, the Audit Committee, among other things:

•	monitors preparation of quarterly and annual financial reports by the Company’s management;

•
supervises the relationship between the Company and its independent registered public accounting firm, including having direct responsibility for their appointment, compensation and retention; reviewing the scope of their audit services; approving audit and non-audit services; and confirming the independence of the independent registered public accounting firm; and

•
oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of the Company’s policies relating to legal and regulatory compliance, ethics and conflicts of interest and review of the Company’s internal auditing program.

The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Audit Committee’s meetings include, whenever appropriate, executive sessions in which the Audit Committee meets separately with the Company’s independent registered public accounting firm, the Company’s internal auditors, the Company’s Chief Financial Officer and the Company’s General Counsel.
The Audit Committee periodically reviews the performance of the Company’s independent registered public accounting firm to determine if the current firm should be retained.
Management is responsible for the Company’s financial reporting process, including the Company’s internal control over financial reporting, and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. Deloitte & Touche LLP, as the Company’s independent registered public accounting firm, is responsible for auditing those financial statements and expressing its opinion as to the fairness of the financial statement presentation in accordance with generally accepted accounting principles. The Audit Committee’s responsibility is to oversee and review this process. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to the Audit Committee and on the representations made by management and the independent registered public accounting firm.
As part of its oversight of the preparation of the Company’s financial statements, the Audit Committee reviews and discusses with both management and the Company’s independent registered public accounting firm all annual and quarterly financial statements prior to their issuance. During fiscal 2017, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles, and reviewed significant accounting and disclosure issues with the Audit Committee. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance), (which supersedes Statement on Auditing Standards No. 61), including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also discussed with Deloitte & Touche LLP matters relating to its independence, including a review of audit and non-audit fees and the written disclosures and letter from Deloitte & Touche LLP to the Audit Committee required by applicable requirements of the Public Company Accounting Oversight Board.
In addition, the Audit Committee reviewed key initiatives and programs aimed at maintaining the effectiveness of the Company’s internal and disclosure control structure. As part of this process, the Audit Committee continued to monitor the scope and adequacy of the Company’s internal auditing program, reviewing internal audit department staffing levels and steps taken to maintain the effectiveness of internal procedures and controls.
Taking all of these reviews and discussions into account, the undersigned Audit Committee members recommended to the Board that the Board approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, for filing with the Commission.
The members of the Audit Committee submitting this report include:
Jennifer Deason (Chairperson)

Golnar Sheikholeslami
Burton M. Goldfield
Nominating and Corporate Governance Committee
The members of the Nominating and Corporate Governance Committee are:
John W. Barter (Chairman)
Carol Carpenter
Brian (Skip) Schipper
In addition to the current members of the Nominating and Corporate Governance Committee listed above, Mr. Gordon served on the Nominating and Corporate Governance Committee through April 27, 2017. Mr. Schipper joined the Nominating and Corporate Governance Committee effective April 28, 2017. The Nominating and Corporate Governance Committee met five times in 2017. The Nominating and Corporate Governance Committee selects, or recommends that the Board select, candidates for election to our Board, develops and recommends to the Board corporate governance guidelines that are applicable to us and oversees director and management evaluations. The Nominating and Corporate Governance Committee is charged with setting the agenda for each Board meeting. The Nominating and Corporate Governance Committee also is responsible for working with the CEO to coordinate succession planning for key management positions at the Company, including the CEO position. The authority and responsibility of the Nominating and Corporate Governance Committee is further set forth in its charter, which is available under the Investors section of our website and in print to any stockholder who requests a copy from the Corporate Secretary.
With respect to director nominees, the Nominating and Corporate Governance Committee, currently chaired by Mr. Barter, (i) identifies individuals qualified to become members of the Board (consistent with criteria approved by the Board), (ii) reviews the qualifications of any such person submitted to be considered as a member of the Board by any stockholder or otherwise, (iii) conducts background checks of individuals the Nominating and Corporate Governance Committee intends to recommend to the Board as director nominees, and (iv) selects, or recommends that the Board select, the director nominees for the next annual meeting of stockholders or to fill in vacancies on the Board. The Nominating and Corporate Governance Committee considers stockholder recommendations of qualified nominees when such recommendations are submitted in accordance with the procedures described in the Company’s by-laws. In identifying and reviewing qualifications of candidates for membership on the Board, the Nominating and Corporate Governance Committee evaluates all factors which it deems appropriate, including the requirements of the Company’s Corporate Governance Guidelines and the other criteria approved by the Board.
Pursuant to the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee will seek members from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. The assessment of candidates for the Board includes an individual’s independence, as well as consideration of diversity, age, skills and experience in the context of the needs of the Board. The Nominating and Corporate Governance Committee assesses the effectiveness of its diversity policy set forth in the Corporate Governance Guidelines annually in connection with the nomination of directors for election at the annual meeting of stockholders.
In 2014, we amended our Corporate Governance Guidelines to provide that no person will be nominated by the Board to serve as a director after he or she has passed his or her 72nd birthday, unless the Nominating and Corporate Governance Committee has recommended to the Board, and the Board has voted, on an annual basis, to waive, or continue to waive, the retirement age of such person as a director as a result of the Committee’s and the Board’s affirmative determination that he or she provides an important and distinctive value in his or her role as a director. The composition of the current Board reflects diversity in business and professional experience, skills, gender, and age.
The Nominating and Corporate Governance Committee undertook a process beginning in 2013 to identify and retain new Board members who would enhance the composition of the Board. As a result of this process, Mr. Schipper joined the Board in February 2014, Ms. Carpenter joined the Board in May 2014, Mr. Goldfield joined the Board in December 2014, Mr. Friedlich joined the Board in January 2015, and Ms. Deason joined the Board in July 2016.
The Nominating and Corporate Governance Committee and the Company's former President and Chief Executive Officer, Michael Durney, initiated a CEO transition plan beginning in 2017 and commenced a search process for a new Chief Executive Officer. Effective as of April 10, 2018, Art Zeile was appointed as the President and Chief Executive Officer of the Company and was appointed as a Class II director. Upon such appointment, Michael Durney ceased to be the President and Chief Executive Officer of the Company. Mr. Durney resigned from the Board on April 9, 2018.
Compensation Committee
The members of the Compensation Committee are:
Brian (Skip) Schipper (Chairman)

Jim Friedlich
Carol Carpenter
In addition to the current members of the Compensation Committee listed above, Ms. Sheikholeslami served on the Compensation Committee through April 27, 2017. Ms. Carpenter joined the Compensation Committee effective April 28, 2017. The Compensation Committee met eight times in 2017. The Compensation Committee reviews and recommends policies relating to compensation and benefits of our directors and employees and is responsible for approving the compensation of our Chief Executive Officer and other executive officers. Our Compensation Committee also administers the issuance of awards under our equity incentive plans. The authority and responsibility of the Compensation Committee is further set forth in its charter, which is available under the Investors section of our website and in print to any stockholder who requests a copy from the Corporate Secretary. For further information on the Compensation Committee’s engagement of a compensation consultant and the role of our executive officers in determining or recommending the amount or form of executive and director compensation, please see the “Compensation Discussion & Analysis—Benchmarking” and “Compensation Discussion & Analysis—Management’s Role in the Compensation-Setting Process” sections below.
Compensation Risks
The Compensation Committee has reviewed the Company’s compensation policies and practices for all employees, including our executive officers, as they relate to risk management practices and risk-taking incentives and has determined that there are no risks arising from these policies and practices that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee considers that our compensation programs incorporate several features which promote the creation of long-term value and reduce the likelihood of excessive risk-taking by our employees. These features include: (i) a balanced mix of cash and equity, annual and longer-term incentives, and types of performance metrics, (ii) the ability of the Compensation Committee to exercise negative discretion over all incentive program payouts, (iii) performance targets for incentive compensation that include both objective Company performance targets (such as revenue and Adjusted EBITDA targets) and individual performance goals, (iv) time-based vesting of equity awards that encourages long-term retention, (v) a bonus pool for the majority of non-executive employees that is capped at an amount equal to a small percentage of each employee’s annual base salary, and (vi) internal controls on commissions paid to employees in the sales division.
It is also our policy that the Compensation Committee will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity based incentive compensation paid to executive officers and certain other officers where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement. Where applicable, we will seek to recover any amount determined to have been inappropriately received by the individual executive.
Compensation Committee lnterlocks and Insider Participation
None of the members of the Compensation Committee have ever served as an officer or employee of the Company. During 2017, none of the members of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. None of our executive officers served as a member of the board or compensation committee, or similar committee, of any other company whose executive officer(s) served as a member of our Board or our Compensation Committee.
Corporate Governance Guidelines and Code of Conduct and Ethics
The Board has adopted Corporate Governance Guidelines, which set forth a flexible framework within which the Board, assisted by its committees, directs the affairs of the Company. The Corporate Governance Guidelines address, among other things, the composition and functions of the Board, director independence, stock ownership by directors and compensation of directors, management succession and review, Board committees and selection of new directors. A copy of the Company’s Corporate Governance Guidelines is available under the Investors section of our website and in print to any stockholder who requests a copy from the Corporate Secretary.
The Company has also adopted a Code of Conduct and Ethics, which is applicable to all directors, officers and employees of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer. A copy of the Company’s Code of Conduct and Ethics is available under the Investors section of our website and in print to any stockholder who requests a copy from the Corporate Secretary. If the Company amends or waives the Code of Conduct and Ethics with respect to the directors, Chief Executive Officer, Chief Financial Officer or principal accounting officer, it will post the amendment or waiver at the same location on its website.
Risk Management
The Board has an active role in overseeing the Company’s risk management. The Board regularly reviews information presented by management regarding the Company’s business and operational risks, including relating to security, privacy, credit and liquidity. The Board committees also play an active role in managing the Company’s risk. The Audit Committee reviews and discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor, control and manage such exposures. The Audit Committee reviews and discusses at least annually the Company’s code of ethics and procedures in place to enforce the code of ethics and, if there were any amendment or waiver requests relating to the Company’s code of ethics for the chief executive officer or senior financial officers, would review and make a determination on such requests. In addition, the Audit Committee reviews related party transactions and potential conflicts of interest related thereto. The Compensation Committee reviews the Company’s overall compensation program and its effectiveness at linking executive pay to performance and aligning the interests of our executives and our stockholders. The Nominating and Corporate Governance Committee manages risks associated with director independence. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The Company has adopted a written Related Person Transaction Policy (the “policy”), which sets forth our policy with respect to the review, approval, ratification and disclosure of all related person transactions by our Audit Committee. In accordance with the policy, our Audit Committee has overall responsibility for the implementation and compliance with this policy.
For the purposes of the policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and in which any related person (as defined in the policy) had, has or will have a direct or indirect material interest. A “related person transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship which has been reviewed and approved by our Board of Directors or Compensation Committee.
Our policy requires that notice of a proposed related person transaction be provided to our legal department prior to entering into such transaction. If our legal department determines that such transaction is a related person transaction, the proposed transaction will be submitted to our Audit Committee for consideration at its next meeting. Under the policy, our Audit Committee may only approve those related person transactions that are in, or not inconsistent with, our best interests. In the event we become aware of a related person transaction that has not been previously reviewed, approved or ratified under our policy and that is ongoing or is completed, the transaction will be submitted to the Audit Committee so that it may determine whether to ratify, rescind or terminate the related person transaction.
Our policy also provides that the Audit Committee review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our stockholders. Additionally, we will also make periodic inquiries of directors and executive officers with respect to any potential related person transaction of which they may be a party or of which they may be aware.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
The table below sets forth, as of April 6, 2018, information with respect to the beneficial ownership of our Common Stock by:

•	each of our directors and each of the executive officers named in the Summary Compensation Table under “Executive Compensation”;

•	each person or group who is known to be the beneficial owner of more than 5% of any class or series of our capital stock; and

•	all of our directors and executive officers as a group.
The amounts and percentages of Common Stock beneficially owned are reported on the basis of the regulations of the Commission governing the determination of beneficial ownership of securities. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities.

Name and Address of Beneficial Owners	Shares of Common Stock Beneficially Owned
	Outright Ownership	Common Stock underlying vested and exercisable options or options becoming vested and exercisable within 60 days	Unvested Restricted Shares	Total Number of Shares	Percentage of Class
5% Stockholders
BlackRock, Inc.(1)	6,303,034	n.a.	n.a.	6,303,034	12.1%
Sterling Capital Management LLC(2)	3,679,290	n.a.	n.a.	3,679,290	7.1%
Dimensional Fund Advisors LP(3)	3,379,323	n.a.	n.a.	3,379,323	6.5%
The Vanguard Group(4)	2,508,683	n.a.	n.a.	2,508,683	4.8%

Directors and Named Executive Officers
Michael P. Durney(5)	712,334	470,000	185,000	1,367,334	2.8%
Luc Grégoire(6)(7)	12,707	—	310,132	322,839	*
Pamela Bilash(6)(8)	35,369	30,000	158,750	224,119	*
James E. Bennett	127,482	120,000	—	247,482	*
Brian Campbell(6)(9)	85,524	80,000	150,000	315,524	*
Shravan Goli	77,943	—	—	77,943	*
John W. Barter(6)	89,300	—	28,500	117,800	*
Brian (Skip) Schipper(6)	41,700	—	28,500	70,200	*
Golnar Sheikholeslami(6)	39,200	—	28,500	67,700	*
Carol Carpenter(6)	23,466	—	28,500	51,966	*
Burton M. Goldfield(6)	31,200	—	28,500	59,700	*
Jennifer Deason(6)	12,700	—	28,500	41,200	*
Jim Friedlich(6)	30,700	—	28,500	59,200	*
All current directors and executive officers as a group (15 persons)	638,232	230,000	1,394,632	2,262,864	4.6%

*	Less than 1%

(1)
Based solely on a Schedule 13G filed with the SEC on January 19, 2018. BlackRock, Inc. is the beneficial owner of 6,303,034 shares of the Common Stock. The business address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(2)
Based solely on a Schedule 13G filed with the SEC on February 14, 2018. Sterling Capital Management LLC (“Sterling”), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 3,679,290 shares of the Common Stock. The business address for Sterling is 4350 Congress Street, Suite 1000, Charlotte, NC 28209.

(3)
Based solely on a Schedule 13G filed with the SEC on February 9, 2018. Dimensional Fund Advisors LP (“Dimensional”) is the beneficial owner of 3,379,323 shares of the Common Stock. The business address for Dimensional is Building One, 6300 Bee Cave Rode, Austin, TX 78746. Dimensional serves as investment manager or sub-adviser to certain other commingled funds, group trust and separate accounts (“Funds”). All securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(4)	Based solely on a Schedule 13G filed with the SEC on February 9, 2018. The Vanguard Group (“Vanguard”), 100
Vanguard Blvd., Malvern, Pennsylvania 19355, is the beneficial owner of 2,454,807 shares of the Common Stock.
Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 53,876 shares or .10% of the Common Stock outstanding of the Company as a result of its serving as investment manager of collective trust accounts.

(5)	The total amount excludes shares underlying 240,000 unvested PSUs.

(6)	Such person’s business address is c/o DHI Group, Inc., 1040 Avenue of the Americas, 8th floor, New York, NY 10018.

(7)	The total amount excludes shares underlying 40,000 unvested PSUs.

(8)	The total amount excludes shares underlying 45,000 unvested PSUs.

(9)	The total amount excludes shares underlying 35,000 unvested PSUs.

(10)	The shares included in this line item do not include shares owned by Art Zeile, our President and Chief Executive Officer since Mr. Zeile joined the Company after April 6, 2018.

Securities Authorized for Issuance under Equity Compensation Plans
The following table sets forth information required by this item as of December 31, 2017 regarding compensation plans under which the Company’s equity securities are authorized for issuance:

	(a)	(b)	(c)
	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category
Equity compensation plans approved by security holders	1,101,875	$9.28	4,944,158
Equity compensation plans not approved by security holders	n/a	n/a	n/a
Total	1,101,875	$9.28	4,944,158
Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of filings with the Commission and written representations that no other reports were required, we believe that all of our directors, executive officers and beneficial owners of more than 10% of our Common Stock complied during fiscal year 2017 with the reporting requirements of Section 16(a) of the Exchange Act, with the exception of the following individuals, who, due to administrative error, each filed one late report relating to one transaction: Luc Grégoire, Pam Bilash, and Klavs Miller.
ITEMS TO BE VOTED ON
Proposal 1: Election of Directors
The current term of office of the Company’s Class II Directors expires at the 2018 Annual Meeting. The Board proposes that the following nominees, each of whom are currently serving as directors, be elected for a new term of three years or until their successors are duly elected and qualified. Each of the nominees has consented to serve if elected. If any of them becomes unavailable to serve as a director before the Annual Meeting, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. See “Directors and Corporate Governance—Board Structure—Composition of our Board of Directors,” for a full biography of each nominee.

Art Zeile
Jim Friedlich
Golnar Sheikholeslami
Directors are elected by a majority of the votes cast with respect to a director nominee. For more information regarding voting in director elections, see the sections of the proxy statement entitled “Proxy Statement Summary” and “Information Concerning Solicitation and Voting.”
THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE PERSONS NOMINATED BY THE BOARD.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm
The Audit Committee has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. Services provided to the Company and its subsidiaries by Deloitte & Touche LLP in fiscal 2017 are described below under “Principal Accounting Fees and Services.”
Deloitte & Touche LLP, an independent registered public accounting firm, has served as the Company’s auditors since the Company’s incorporation in 2005. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

Stockholder approval is not required for the selection of Deloitte & Touche LLP since the Audit Committee has the responsibility for the selection of auditors. However, the selection is being submitted for approval at the Annual Meeting. In the event the stockholders do not ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for fiscal 2018, the selection will be reconsidered by the Audit Committee and the Board. Even if the selection of Deloitte & Touche LLP is ratified by our stockholders, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
The affirmative vote of a majority in voting power of shares of Common Stock present in person or represented by proxy and entitled to vote is needed to ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm.
THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2018.

Policy for Approval of Audit and Permitted Non-Audit Services
The Audit Committee has adopted a policy governing the pre-approval by the Audit Committee of all services, audit and non-audit, to be provided to the Company by its independent registered public accounting firm. Under the policy, the Audit Committee has the sole authority to review in advance and grant pre-approvals of (i) all auditing services to be provided by the Company’s independent registered public accounting firm and (ii) all non-audit services to be provided by such firm. The Audit Committee also has the authority to approve all fees and other terms of engagement and the ability to set a cap on fees for the requisite period. The Audit Committee may delegate its authority to pre-approve services to a designated member of the Audit Committee, so long as the decisions made by such member are ratified by the Audit Committee at a subsequent meeting. Under the policy, the Audit Committee has generally pre-approved the provision by the Company’s independent registered public accounting firm of specific audit, audit related, tax and other non-audit services, subject to the fee limits established from time to time by the Audit Committee, as being consistent with auditor independence.
Principal Accounting Fees and Services
The firm of Deloitte & Touche LLP and the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) conducted the 2017 and 2016 audits of the Company’s financial statements. Fees billed by the Deloitte Entities to the Company for services provided during the 2017 and 2016 fiscal years were as follows:

	Fiscal 2017	Fiscal 2016
Audit fees(1)	$591,500	$530,000
Audit-related fees(2)	—	10,000
Tax fees	—	—
All Other fees	—	—
Total fees for services provided	$591,500	$540,000

(1)
Audit fees are fees billed by the Deloitte Entities for professional services for the audit of the Company’s annual financial statements and the audit of internal control over financial reporting. Audit fees also include fees billed for professional services for the review of financial statements included in the Company’s quarterly reports on Form 10-Q and for services that are normally provided by the Deloitte Entities in connection with statutory and regulatory filings or engagements.

(2)
Audit-related fees are fees billed by the Deloitte Entities for assurance and related services that are related to the performance of the audit or review of the Company’s financial statements and are not reported as audit fees in (1) above. In 2016, these fees related to securities matters.

Proposal 3: Advisory Vote with Respect to the Compensation of our Named Executive Officers
We are committed to strong corporate governance. As part of this commitment, we provide our stockholders with the opportunity to cast an annual “Say-on-Pay” advisory vote on our named executive officer (“NEO”) compensation. In compliance with Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”)) and the related rules of the SEC, we are submitting to our stockholders for approval a non-binding resolution to ratify NEO compensation, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding NEO compensation (together with the accompanying narrative disclosure) in this Proxy Statement.
We believe that both we and our stockholders benefit from responsive corporate governance policies and constructive and consistent dialogue. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. This proposal gives our stockholders the opportunity to endorse or not endorse our executive pay program and policies through the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the Company’s named executive officer compensation, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in the Proxy Statement for this meeting.”

In considering your vote, you are encouraged to read “Executive Compensation,” the accompanying compensation tables, and the related narrative disclosure. Because your vote is advisory, it will not be binding on the Board. However, the Board and the Compensation Committee expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL.
Other Matters
As of the mailing date of this proxy statement, the Board is not aware of any matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders that may properly be presented at the Annual Meeting. However, if any other matter is properly presented at the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes the material elements of our executive compensation programs and policies, discusses the principles and objectives of our decisions with respect to 2017 compensation for our named executive officers (“NEOs”).
In fiscal 2017, our NEOs were:

Name	Title
Michael P. Durney(1)	Former President and Chief Executive Officer
Luc Grégoire	Chief Financial Officer
James E. Bennett(2)	Former Managing Director
Pamela Bilash	Senior Vice President, Human Resources
Brian Campbell	Vice President, Business & Legal Affairs, General Counsel and Secretary
Shravan Goli(3)	Former President, Brightmatter Group
(1) Mr. Durney served as our President and Chief Executive Officer until April 10, 2018.
(2) Mr. Bennett served as Managing Director, Global Industry Group until February 2018.
(3) Mr. Shravan Goli served as President, Brightmatter Group through May 2017.

NOTE REGARDING THE USE OF NON-GAAP FINANCIAL MEASURES
This Compensation Discussion and Analysis contains the use of adjusted earnings before interest, taxes, depreciation, amortization, non-cash stock-based compensation expense, and other non-recurring income or expense (“Adjusted EBITDA”). These financial measures are not prepared in accordance with, nor are they an alternative for, generally accepted accounting principles in the United States (“U.S. GAAP”) and may be different from similarly titled non-GAAP measures reported by other companies. The Company believes that its presentation of non-GAAP measures provides useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. The Company has provided the required reconciliations to the most comparable U.S. GAAP measures and other required information regarding these measures on pages 46-49 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 12, 2018.
Executive Summary of Our 2017 Executive Compensation Program
Our executive compensation program is administered by our Compensation Committee, which consists of three independent directors. The Compensation Committee is advised by an independent compensation consultant, as described more fully below. Our primary objectives with respect to executive compensation are to:

•	mitigate risk and align the interests of our executive officers with the creation of value for our stockholders;

•	provide competitive compensation to attract, retain, motivate and reward highly-qualified executive officers;

•	create a pay-for-performance culture such that a significant portion of each executive officer’s compensation is contingent on individual and Company performance; and

•	ensure a reasonable overall cost of our executive compensation program.
The three primary elements of our 2017 executive compensation program are: (1) base salary, (2) annual performance-based cash bonus, and (3) long-term equity incentives.
With respect to equity compensation, whereas in 2014 and earlier we used a blend of stock options and restricted stock which both vested solely on a time-based schedule, since 2015 we provide long-term equity incentives through a combination of one-half PSUs (which vest based on our stock price performance relative to the Russell 2000 index) and one-half restricted stock, a combination that we believe will further align the interests of our executive officers with our stockholders, as well as increase executive retention and motivation.
Business Summary

In 2017, we concluded our strategic alternatives evaluation, determining shareholder interests were best served by remaining an independent tech-focused company and made significant progress toward our tech-focused strategy, including:

•
we finalized the realignment of the DHI organization into a more simplified and efficient tech-focused operating structure, and implemented a CEO transition plan to further execute on our tech-focused strategy;

•	we conducted a divestiture process of our four non-core businesses, having divested three thus far and currently in active negotiations for the sale of our hospitality business;

•	we completed a Company-wide migration to a cloud-based platform, which will drive cost savings, improve SEO, result in faster response time, and accelerate product development and experimentation; and

•	we generated cash flows from operating activities of $34.4 million while investing for growth.
The following table illustrates the Company’s performance during the year ended December 31, 2017 in terms of Revenues and Adjusted EBITDA relative to performance during the same period of 2016. Revenues in 2017 decreased 8.4% year over year, reflecting a $12.2 million or 7.2% decline in Tech-focused segment revenue, $4.1 million or 14% decline in Corporate & Other segment and $2.7 million or 10.0% decline for Health eCareers (Healthcare segment), which was sold in December 2017. Adjusted EBITDA in 2017 decreased 28.2% year over year.

	2017	2016	Change %
	($ in thousands)
Revenues	$207,950	$226,970	(8.4)%
Adjusted EBITDA	$41,413	$57,663	(28.2)%
Compensation and Corporate Governance Philosophy
We actively engage with our stockholders to solicit their views on our executive compensation programs. Our Board and Compensation Committee have taken actions to improve our corporate governance as it relates to our executive compensation program, mitigate risk, align the interests of our executives with our stockholders and better align the compensation of our executives with Company performance. These changes include the following:

Long-Term Equity Incentive Program. We provide long-term equity incentives through a combination of one-half PSUs and one-half restricted stock. We believe PSUs will improve our long-term equity incentive compensation program because they:

•	link targeted compensation to relative stock price performance versus the Russell 2000 index;

•	typically have a better retentive impact than stock options;

•	capture investor opportunity cost of investing in DHI relative to the broader sector/market; and

•	provide a direct link to stockholder value creation/preservation.
Equity Ownership Guidelines. Our Board has adopted equity ownership guidelines applicable to our CEO, our other NEOs, and the members of our Board. These new guidelines require these officers and directors to achieve target ownership levels under the terms of the guidelines, within the later of five years from March 3, 2015 or the commencement by that person of a position set forth below:

Position	Multiple of Base Salary (as of December 31 of immediately preceding year) or Retainer
Chief Executive Officer	3.0x base salary
Other Executive Officers	1.0x base salary
Members of our Board	3.0x retainer
Senior Bonus Plan. In 2015, we eliminated the automatic funding floor of 30% on our senior bonus plan. Starting in 2015, 50% of the total bonus pool available for NEOs and other senior executives designated by the Compensation Committee was funded according to the percentage of the revenue target achieved, and 50% was funded according to the percentage of Adjusted EBITDA target achieved, which we believe more appropriately aligns funding with our pay-for-performance philosophy.
“Claw-back” Policy. Our Board has adopted a “claw-back” policy. Under and subject to the “claw-back” policy, the Company may seek reimbursement of annual, performance-based cash bonuses made to covered executives, including our NEOs, that were based on achieving certain financial results if the covered executive intentionally and knowingly engaged in fraud or misconduct that caused the need for a substantial and material restatement of our financial results for the applicable period if a lower cash incentive payment would have been made to the covered officer based upon the restated financial results. Specifically, compensation subject to the “claw-back” policy is any cash incentive payment made within the three-year period preceding the accounting restatement.
At our 2017 annual meeting, our compensation program for our named executive officers was approved by the holders of approximately 96% of the outstanding shares entitled to vote at the meeting.  The Compensation Committee believes that the results of this “say-on-pay” vote supports its view that the changes that it announced last year to the executive compensation program were appropriate, and the Compensation Committee determined not to make any further changes to its design.
Advancing Our Compensation Philosophy through Corporate Governance
We have adopted corporate governance practices and policies including those described in “Compensation and Corporate Governance Philosophy,” that our Board believes help to advance our compensation goals, including:

What We Do
We maintain a completely independent Compensation Committee with an ongoing review process of our compensation philosophy and practices.
We adhere to a pay-for-performance philosophy and compensation model. A substantial part of our executive compensation is contingent on, and variable with, achievement of objective corporate and individual performance goals and other objective measures of success.

We split the Chairman and CEO roles. Our Chairman of the Board is an independent director and not an employee.
We retain an independent compensation advisor reporting to the Compensation Committee. Since 2014, we have engaged Compensia as our independent compensation consultant as an advisor to provide analysis, advice and guidance on executive compensation.

We consider stockholder advisory votes and views. Our Compensation Committee considers the voting results of our advisory vote on executive compensation at each annual meeting and also separately seeks to engage our stockholders on corporate governance matters.

We annually assess our compensation program and have determined that the risks associated with our compensation policies and practices are not reasonably likely to result in a material adverse effect on the Company and our subsidiaries taken as a whole.

What We Don’t Do
We have adopted a policy under which tax gross-up provisions will no longer be included in employment agreements with new employees, or added to existing employment agreements with current employees which do not already contain a tax gross-up provision.

Generally, we do not provide special benefits to our NEOs such as medical and other types of insurance. However, our NEOs, along with other company executives, are entitled to participate in a Supplemental Disability Plan, and certain separation and change of control-related benefits.

We do not make loans to executive officers of the Company.
We do not allow our directors, officers or employees or their related parties to purchase the stock of the Company on margin, enter into short sales or buy or sell derivatives in respect of securities of the Company.

We do not pay cash dividends on unearned and unvested equity awards held by NEOs.
Key 2017 Compensation Decisions
During 2017, along with conducting its normal oversight responsibilities, the Compensation Committee again reviewed the Company’s compensation practices in light of the Company’s performance and stock market valuation. Using the peer group information and recommendations from its compensation consultant, Compensia (as described in more detail below), the Compensation Committee reviewed and confirmed, with minor adjustments, its policies governing compensation, including plans for base salaries, annual performance-based cash bonuses and long-term equity incentives.
Consistent with our pay-for-performance philosophy, the Company’s compensation program emphasizes variable pay over fixed pay and seeks to balance short- and long-term incentives. The majority of CEO compensation consists of variable pay, including cash awarded under our Senior Bonus Plan and equity incentives.
Fixed pay, primarily consisting of base salary, made up 24% of our CEO’s total target compensation in 2017, while variable pay, consisting of equity incentives and an annual performance-based cash bonus, made up 76% of our CEO’s total target compensation. Variable pay also reflects a significant component of total target compensation for our other NEOs. The chart below shows the percentages of variable target compensation versus fixed target compensation for our CEO and our other NEOs in 2016 and 2017:

Note: 2017 excludes severance payment of $455,000 made to Mr. Goli, Former President of Brightmatter Group. 2016 excludes separation payment of $337,500 made to Mr. Roberts, former CFO.
We balance short- and long-term incentives by providing our NEOs with a mix of base salary and annual cash bonus opportunities, which are short-term in nature, and equity incentives, which are long-term in nature. The grant date value of an equity award may not be indicative of its value when it is credited to an NEO upon achievement of future performance metrics, when it is actually released to such NEO, or when it may be sold by such NEO.
The Compensation Committee reviewed the parameters for annual long-term equity incentives and approved annual restricted stock and PSU grants effective February 27, 2017. The Compensation Committee reviewed 2017 performance Company-wide and for individual members of senior management and awarded bonuses as more fully described below.
For 2017, the Compensation Committee made the following key compensation-related decisions for the Company’s NEOs:

Name	Title	2017 Base Salary Increase from 2016	2017 Bonus Pool Funded	Individual Performance Bonus Adjustment	2017 Executive Bonus as a Percentage of Target Bonus	2017 Restricted Stock Awards (#)	2017 PSU Awards (#)
Michael P. Durney	Former President and Chief Executive Officer	none	80%	100%	80%	120,000	120,000
Luc Grégoire (1)	Chief Financial Officer	none	80%	100%	80%	10,000	40,000
James E. Bennett	Former Managing Director	none	92%	101%	93%	30,000	30,000
Pamela Bilash	Senior Vice President, Human Resources	none	80%	100%	80%	22,500	22,500
Brian Campbell	Vice President, Business & Legal Affairs, General Counsel and Secretary	none	80%	100%	80%	17,500	17,500
Shravan Goli (2)	Former President, Brightmatter Group	none	n/a	n/a	n/a	30,000	30,000
(1) Mr. Grégoire joined the Company in November 2016 and received a restricted stock award of 70,175 shares in 2016.

(2) Mr. Goli served as President of Brightmatter Group through May 2017. During 2017, Mr. Goli did not receive a salary increase and received a $65,000 pro-rated bonus as stipulated in the separation agreement.
The Process of Setting Executive Compensation
The Compensation Committee reviews our executive compensation program throughout the year to:
•evaluate the performance of our NEOs;
•determine annual, performance-based cash bonuses for our NEOs for the prior fiscal year;
•establish the individual and corporate performance objectives for each NEO for the current fiscal year;
•set base salaries for our NEOs for the next fiscal year;
•determine the portion of total compensation that will be contingent, performance-based pay; and
•consider and approve any grants of equity incentive compensation.
Our Compensation Committee also reviews the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets. Our Compensation Committee engages in an active dialogue with our CEO concerning strategic objectives and performance targets.
Individual performance for all NEOs other than the CEO is assessed by our CEO who then makes recommendations to the Compensation Committee. Irrespective of those recommendations, the Compensation Committee retains full discretion to approve or modify any of the NEO recommendations made by our CEO. The Compensation Committee alone assesses the individual performance of our CEO.
Our Compensation Committee establishes, together with the performance objectives, targeted annual cash compensation levels (and maximum achievable compensation) for each NEO by determining each NEO’s base salary and amount of cash bonus compensation contingent upon achievement of performance targets. In preparing the target amounts, the size of one individual element of compensation does, in some respects, affect the Compensation Committee’s determination of what the targeted amount of other components of compensation should be. For example, each executive’s base pay is used as a basis for calculating a target contribution percentage for purposes of establishing the bonus pool. As a general proposition, the Compensation Committee attempts to determine the overall best mix of fixed and variable compensation. In making this determination, the Compensation Committee is guided by the compensation philosophy described above. The Compensation Committee also considers historical compensation levels, the relative compensation levels among our senior executive officers, the competitive pay practices at our peer companies (as described in more detail below) and the competitive pay practices at other companies using third-party compensation studies and surveys performed by independent organizations. We use these third-party compensation studies as a basis for comparing and setting individual elements of, as well as total, executive compensation for the NEOs because they provide compensation information for companies in our industry and also provide comprehensive compensation information not obtainable from public sources. The Compensation Committee also considers industry conditions, corporate performance versus a peer group of companies and the overall effectiveness of our compensation program in achieving desired performance levels. See “Our Peer Companies.”
We believe that internal pay equity is an important factor to be considered in establishing compensation for our NEOs. The Compensation Committee has not established a policy regarding the ratio of total compensation of the CEO to that of the other officers, but it does review compensation levels to ensure that appropriate pay equity exists, which is determined in the Compensation Committee’s discretion based on our Compensation Committee members’ experience with, and knowledge of, other companies’ practices and the relative performance and criticality of our executives. The Compensation Committee intends to continue to review internal compensation equity and may adopt a formal policy in the future if we deem such a policy to be appropriate.
It is a key objective to ensure that compensation provided to NEOs remains reasonable and responsible yet competitive relative to the compensation paid to similarly-situated executives at comparable companies. It is essential that our overall compensation levels be sufficiently competitive to attract talented leaders and motivate those leaders to achieve superior results. At the same time, our executive compensation programs are intended to be consistent with our focus on controlling costs.
In addition to rewarding corporate and individual performance, our compensation program is designed to reward the level of responsibility of, and the position undertaken by, each NEO. Total compensation should generally increase with position and responsibility. As a result, total compensation is higher for individuals with greater responsibility and ability to influence our achievement of targeted results and strategic initiatives. Additionally, as position and responsibility increase, a greater portion of the executive officer’s total compensation is performance-based pay contingent on the achievement of performance-based objectives. In the same way, equity-based compensation is higher for persons with higher levels of responsibility, making a significant portion of their total compensation dependent on long-term stock appreciation.
Benchmarking
The Compensation Committee does not believe that it is appropriate to establish compensation levels primarily based on benchmarking. While we recognize that our compensation practices must be competitive in the marketplace, such marketplace information is one of the many factors that we consider in assessing the reasonableness of compensation. When the Compensation Committee determines whether an NEO should receive an increase in salary, the Compensation Committee sometimes reviews independent compensation studies in order to compare the compensation received by comparable executives in similar-sized companies to ensure that the compensation we award is competitive in the marketplace, as detailed in the section “The Process of Setting Executive Compensation” above. Our compensation consultant conducted a comprehensive review of our compensation programs for executive officers in 2017 to assist in establishing the 2017 executive compensation program. The purpose of these reviews was to assess the design and competitive positioning of our compensation programs and to make recommendations for change, if appropriate, to be implemented as part of our compensation program going forward. For 2017, the Compensation Committee took into account the compensation consultant’s analysis to evaluate and determine the compensation for our NEOs.
Management’s Role in the Compensation-Setting Process
Our CEO plays a significant role in the compensation-setting process. Our CEO evaluates the performance of the other NEOs, recommends business performance targets and objectives for the other NEOs and recommends base salary, bonus levels and stock awards for other executive officers. All recommendations of our CEO are subject to Compensation Committee approval. The Compensation Committee discusses the recommendations with our CEO and then makes its decisions in its sole discretion. Similarly, our CEO’s compensation, performance targets and objectives are discussed among the members of the Compensation Committee, and the Compensation Committee sets our CEO’s compensation.
Our CEO helps the Compensation Committee set its agenda for meetings and participates in committee meetings at the Compensation Committee’s request. Other NEOs also prepare information for each Compensation Committee meeting.
Elements of Executive Compensation
The three primary elements of our executive compensation programs are: (1) base salary, (2) annual performance-based cash bonus, and (3) long-term equity incentives:

Compensation Element	What the Element Rewards	Purpose and Key Features
Base Salary	Qualifications, experience and industry knowledge, quality and effectiveness of leadership, scope of responsibilities, individual goals and objectives and past performance.	Provides competitive level of fixed compensation, with actual salaries determined based on the facts and circumstances of each NEO and competitive market practices.
Annual Performance-Based Cash Bonuses	Achievement of specified performance objectives with a time horizon of one year or less (for 2017, focused on revenue and Adjusted EBITDA) and individual performance.
Motivate participants to achieve (i) corporate financial performance objectives during the year, and (ii) individual management objectives reviewed and approved by the Compensation Committee.

Performance levels are generally established to incentivize our management to achieve or exceed performance objectives.

Long-Term Equity Incentives
Achievement of objectives designed to enhance long-term stockholder interests and attract, retain, motivate and reward employees over extended periods.

Vesting requirements promote retention of highly-valued members of management, including our NEOs.

Annual awards of restricted stock and PSUs that vest over a period of time and provide an at-risk, variable pay opportunity. Because the ultimate value of these equity awards is directly related to the price of the Company’s Common Stock, and the awards are only saleable over an extended period of time subject to vesting, they serve to focus management on the creation and maintenance of long-term stockholder value.

Long-term equity incentives under our executive compensation plans help align management performance with the interests of our stockholders. Our 2017 program focuses on a mix of one-half PSUs and one-half restricted stock, which we believe appropriately aligns our executive compensation with Company performance.

Base Salary
Base salary provides executives with a base level of regular income. In determining an NEO’s base salary, we consider the executive’s qualifications, experience and industry knowledge, the quality and effectiveness of their leadership at the Company, the scope of their responsibilities and future potential, the goals and objectives established for the executive, the executive’s past performance, the base salary paid to officers in comparable positions at companies who are reflected in independent studies, internal pay equity and other factors as deemed appropriate. In addition, we consider the other components of executive compensation and the mix of performance pay to total compensation. The Compensation Committee does not apply any specific weighting to these factors.
Annually, the Compensation Committee reviews each executive’s past salary and performance, and general economic conditions in our industry, and decides whether or not to adjust the salary. Adjustments, if any, are implemented effective as of January. Subject to the limitations found in each executive’s employment agreement, the Compensation Committee can increase or decrease an executive’s base salary at its discretion. For 2017, the Compensation Committee determined to keep salaries for NEOs the same.
The following table sets forth the base salaries for our NEOs in 2017 and 2016:

Name	Title	Base Salary for 2017($)	Base Salary for 2016($)	% Change
Michael P. Durney	Former President and Chief Executive Officer	515,000	515,000	none
Luc Grégoire	Chief Financial Officer	340,000	340,000	none
James E. Bennett(1)	Former Managing Director	277,124	292,400	none
Pamela Bilash	Senior Vice President, Human Resources	300,000	300,000	none
Brian Campbell	Vice President, Business & Legal Affairs, General Counsel and Secretary	315,000	315,000	none
Shravan Goli(2)	Former President, Brightmatter Group	455,000	455,000	none
(1) 2017 salary reflects £215,000 converted at US$1.29 for each £1 and 2016 salary reflects £215,000 converted at US$1.36 for each £1. The lower percentage change in U.S. dollars was due to fluctuation in exchange rates between U.S. dollars and British Pounds.

(2) Mr. Goli served as President, Brightmatter Group through May 2017.
Senior Bonus Plan
Our bonus program is intended to motivate and reward performance by providing annual, performance-based cash bonuses based upon meeting and exceeding performance goals. We award annual cash bonuses under our Senior Bonus Plan for achievement of specified performance objectives with a time horizon of one year or less. We make awards from an established bonus pool. The Compensation Committee determines the total size of our bonus pool by taking into account our qualitative and financial performance. Within the parameters of the overall pool, there are separate sub-pools allocated to the performance of the individual operating units. The Compensation Committee determines the size of an award that we make to a particular executive by considering his or her individual performance as measured against pre-set performance targets and objectives and his or her individual impact on our overall performance. We believe this pool-based bonus system helps to foster teamwork and ensures that all executives work together as one in the interest of our performance.
The revenue target and the Adjusted EBITDA target for bonus pool purposes are set on an annual basis. Each of these components is selected because they are best reflective of business performance, and they are equally weighted because they are both critical in assessing the success of the business. For purposes of funding the senior bonus pools for our NEOs for 2017, the Compensation Committee established a target for revenue and Adjusted EBITDA for five pools of the bonus plan. As a result of the Tech-focused reorganization on July 1, 2017, the pools were modified accordingly to reflect the new operating structure. The plan consisted of the Corp pool and Healthcare pool as of July 1, 2017. The Healthcare pool was dissolved as a result of the sale of Health eCareers on December 4, 2017. At the time of sale, the Healthcare pool target achieved was 76% and the resulting total bonuses paid was $104,000. Due to the sale of Health eCareers, there was a single senior bonus pool at December 31, 2017. The revenue target for purposes of the Senior Bonus Plan is not intended to be in accordance with U.S. GAAP and includes various adjustments such as removing the impact of the change in foreign currency exchange rates that cause the measurement amount to differ from our actual results. Likewise, the Adjusted EBITDA target includes various adjustments, such as the exclusion of stock-based compensation and the exclusion of the accrual for the senior bonus.
Actual revenue and Adjusted EBITDA do not include the impact of any acquisitions or dispositions during the year. Additionally, the actual revenue and Adjusted EBITDA results are adjusted to use foreign exchange rates that were assumed when the target amounts were determined, therefore eliminating the impact of changes in exchange rates. We calculate our total target bonus pool by taking a percentage of each executive’s base salary and contributing that amount (adjusted for our revenue and Adjusted EBITDA performance) to the total bonus pool for our executives. The maximum potential bonus pool cannot exceed 200% of target. In 2017, the target contribution percentage for our NEOs was:

Name	Title	Target Contribution %	Target Bonus for 2017 ($)
Michael P. Durney	Former President and Chief Executive Officer	100%	$515,000
Luc Grégoire	Chief Financial Officer	50%	$170,000
James E. Bennett (1)	Former Managing Director	50%	$138,675
Pamela Bilash	Senior Vice President, Human Resources	40%	$120,000
Brian Campbell	Vice President, Business & Legal Affairs, General Counsel and Secretary	35%	$110,250
(1) 2017 Target Bonus reflects £107,500 converted at US$1.29 for each £1.
For 2017, the total bonus pool available for the NEOs and other senior executives designated by the Compensation Committee was funded in the following way:

•	50% of the total bonus pool was funded according to the percentage of the revenue target achieved; and
•50% was funded according to the percentage of Adjusted EBITDA target achieved.
For 2017, if our actual results were lower than 85% of the revenue target or the Adjusted EBITDA target, the 50% of the bonus pool to be funded upon achieving the applicable target was not funded. If 85% of the applicable target was achieved, 50% of the 50% to be funded with respect to the applicable target was funded. If our actual revenue or Adjusted EBITDA fell between 85% and 100% of the applicable target, the amount to be funded for each target to the bonus pool increased from 50% to 100% of the applicable 50% portion of the bonus pool on a pro-rata basis. Further, for 2017, the size of our bonus pool would increase by 10% for each 1% that our actual revenue exceeds our revenue target (the “revenue multiplier”), provided that actual Adjusted EBITDA is also equal to or greater than the sum of (1) the Adjusted EBITDA target plus (2) 50% of the amount by which actual revenue exceeds our revenue target. (If actual Adjusted EBITDA exceeds our Adjusted EBITDA target but actual revenue does not exceed our revenue target, the bonus pool does not increase.)

The 2017 Senior Bonus Plan at December 31, 2017 consisted of one pool, which covers participants beyond our NEOs. Our actual and targets for revenue and Adjusted EBITDA for the pool that included our NEOs was:

	Actual 2017 Revenue($)	Target 2017 Revenue($)	Actual 2017 Adjusted EBITDA($)	Target 2017 Adjusted EBITDA($)	2017 Bonus Pool Funded($)(1)	2017 Bonus Pool Funded(%)
	(in millions)
Corp Pool	206.1	216.9	44.3	47.5	2.2	80%

(1)	Represents total pool funding, including NEOs.
Because our actual revenues and Adjusted EBITDA for bonus pool purposes were below our targets for the Corp Pool, the bonus pool funding was decreased by 20% for the Corp Pool. Accordingly, we multiplied each executive officer’s targeted base compensation contribution amount by 80% for those who were in the Corp Pool the entire year. As a result, the total bonus pool for the Senior Bonus Plan for 2017 (comprised of the one pool) was $2.2 million. Excluding Mr. Goli, the five NEOs, plus 27 other members of senior management participated in the Senior Bonus Plan and were eligible for bonuses out of the total bonus pool.
The Compensation Committee then reviews each executive’s performance against his or her individual performance objectives (set forth below) and determines whether to further increase or decrease the percentage for any particular executive if that executive has had a significant impact (positive or negative) on Company performance. We believe this ensures that executives whose performance is outstanding receive proportionately larger bonuses as a reward. It is possible that any single participant may be allocated a bonus from the bonus pool that may be more than his or her targeted base compensation contribution to the bonus pool if his or her performance warrants such a payout based on the Compensation Committee’s qualitative assessment of the executive’s performance against his or her goals and objectives. The maximum amount any participant may be awarded is two times his or her contribution, subject to the amount by which the overall pool may expand. It is also possible that any single participant may be allocated less than his or her targeted base compensation contribution to the bonus pool, based on his or her performance against his or her goals and objectives.

The 2017 performance goals and objectives for Mr. Durney consist of:

•	Achieve 2017 Company billings and revenue goals and EBITDA targets;

•	Execute tech first strategy to return the business to growth;

•	Improve the use of data and analytics across the Company’s business units;

•	Increase innovation throughout the Company; and

•	Create a culture of high performance.
The 2017 performance goals and objectives for Mr. Grégoire consist of:

•	Ensure timely, accurate and informative financial reporting;

•	Manage external reporting and public stockholder requirements;

•	Lead corporate development, acquisition and financing activities; and

•	Analyze optimal capital structure.
The 2017 performance goals and objectives for Mr. Campbell consist of:

•	Maintain our legal files and endeavor to ensure compliance with applicable global laws and regulations;

•	Support strategic expansion initiatives, including managing the legal issues surrounding acquisitions, dispositions, joint ventures and related transactions;

•	Provide legal support to our efforts to provide adequate financing for the Company, and to the sales teams in their negotiation and closing of deals;

•	Work on the Company’s analysis and execution of international organizational structure;

•	Manage the Company’s litigation matters and our arrangements with outside counsel; and

•	Manage the legal aspects of SEC filings, including the proxy process and annual meeting preparation, and Board and committee legal issues.

 The 2017 performance goals and objectives for Ms. Bilash consist of:

•	Drive employee engagement by using survey, interviews and action plans to assess and address the retention of talent;

•	Execute on our talent management program to identify and develop high potential leadership talent;

•	Ensure employee recognition programs are tied to outstanding performance of core principles and delivery of results;

•	Align overall compensation programs across the Company;

•	Ensure alignment of HR programs, team and support with business needs; and

•	Deliver data and metrics to business leaders to help inform talent decisions.
The 2017 performance goals and objectives for Mr. Bennett consist of:

•	Build leadership and organizational structure to allow Hcareers, Rigzone, and BioSpace to operate efficiently and effectively;

•	Right size and stabilize the Rigzone business in light of current market conditions; and

•	Lead the efforts around divesting businesses not aligned to tech first strategy.
Based on input received from Mr. Durney, the Compensation Committee determines in its sole discretion the extent to which such individuals’ goals and objectives are achieved. For 2017, the Compensation Committee made adjustments to the bonus pool allocations as a result of individual performance. This resulted in awards as follows: Messrs. Durney (100%), Grégoire (100%), Bennett (101%), Campbell (100%), and Ms. Bilash (100%).
Long-Term Equity Incentives
We believe that equity compensation is the most effective means of creating a long-term link between the compensation provided to executives and gains realized by our stockholders, as the value of stock-based compensation is dependent upon long-term appreciation in stock price. Accordingly, we believe long-term equity incentives should be a significant part of the total mix of executive compensation. For 2017, the mix was one-half restricted stock and one-half PSUs for senior executives. Under our 2005 Omnibus Stock Plan, our 2007 Equity Award Plan and our 2012 Equity Plan, all restricted stock grants typically vest over four years, with 25% vesting occurring on each anniversary date of the applicable vesting commencement date. The PSUs will generally vest on the dates the Compensation Committee certifies the Company’s achievement of stock price performance relative to the Russell 2000 Index, provided that the executive remains employed through such date. Performance will be measured over three separate performance periods: a one-year performance period, a two-year performance period and a three-year performance period.  The number of PSUs that will vest will vary based on the level of achievement: ranging from 0% if the Company’s stock price performance is 34 or more percentage points worse than the performance of the Russell 2000 Index, to 100% (target) if the Company’s stock price performance is the same as the performance of the Russell 2000 Index, and up to a maximum of 150% if the Company’s stock price performance is 25 or more percentage points better than the performance of the Russell 2000 Index; provided, that the ability to earn more than the target number of PSUs is tied solely to relative performance for the full three-year performance period.  Stock price performance is determined by the average adjusted closing stock price for the Company and the Russell 2000 Index for the 30 trading days prior to the grant date and the average adjusted closing stock prices for the 30 trading days prior to the end of the applicable performance period.
For 2017, we used restricted stock and PSUs as long-term incentive vehicles because:

•
restricted stock and PSUs align the interests of executives with those of the stockholders, support a pay-for-performance culture, foster employee stock ownership, and focus the management team on increasing value for our stockholders;

•
restricted stock grants encourage our executives to hold shares of our Common Stock and incentivize our executives to increase the value of shares of our Common Stock through contributions to long-term performance;

•	PSUs link targeted compensation to relative stock price performance versus the Russell 2000 index;

•
restricted stock and PSUs help to provide a balance to the overall compensation program: while cash bonuses focus on the achievement of annual performance targets, the structure and vesting of restricted stock awards and PSUs create incentive for increases in stockholder value over a longer term; and

•	vesting periods encourage executive retention and the preservation of stockholder value.

In determining the number of restricted stock and/or PSUs to be granted to each NEO for 2017, the Compensation Committee took into account (1) the individual’s position, scope of responsibility, and ability to affect Company performance and stockholder value; (2) the Compensation Committee’s evaluation of the NEO’s performance in preceding fiscal years; (3) the extent to which the long-term equity award grant value is competitive with our peer group companies for long-term equity award grants for comparable positions in the Company’s industry; (4) any extraordinary changes that have occurred (such as a significant change in responsibilities or a promotion); and (5) the value and potential value for the executive of the other elements of the Company’s compensation program and the value of restricted stock and PSUs in relation to such other elements of total compensation.
In addition, the Compensation Committee considered the following material factors that have particular relevance to long-term equity grants: (1) the Company-wide equity budget (which is the aggregate grant values of all long-term equity awards available for grant to Company employees, expressed as a percentage of the Company’s market capitalization), which is taken into account in determining the relative size of awards granted to the NEOs to ensure there is sufficient value available for grants to the other eligible employees of the Company; and (2) the NEO’s unrealized value from previous grants, including the number of restricted stock, stock options and PSUs currently held by him or her and the level of restricted stock, stock options and PSUs granted in prior years (with an emphasis on the extent to which outstanding equity grants are still unvested and thus continue to represent substantial retentive value). As with the determinations with respect to other elements of compensation, the Compensation Committee considers all relevant factors taken as a whole in setting the applicable equity grant for the fiscal year. None of these factors were determinative in the Compensation Committee’s determinations, nor was the impact of any one factor determinable.
The Compensation Committee typically approves grants annually at its February meeting, but also makes grants from time-to-time in connection with new hires and promotions. In February 2017, the Compensation Committee approved restricted stock and/or PSU grants to key members of our management team, including our NEOs:

Name	Title	Grant Date	2017 Stock Awards (#)	2017 PSU Awards (#)
Michael P. Durney	Former President and Chief Executive Officer	2/27/2017	120,000	120,000
Luc Grégoire (1)	Chief Financial Officer	2/27/2017	10,000	40,000
James E. Bennett	Former Managing Director	2/27/2017	30,000	30,000
Pamela Bilash	Senior Vice President, Human Resources	2/27/2017	22,500	22,500
Brian Campbell	Vice President, Business & Legal Affairs, General Counsel and Secretary	2/27/2017	17,500	17,500
Shravan Goli	Former President, Brightmatter Group	2/27/2017	30,000	30,000
(1) Mr. Grégoire joined the Company in November 2016 and received a restricted stock award of 70,175 shares.
This was part of an annual grant of equity awards and part of our overall compensation program. In determining the size of the equity grants for our NEOs, the Compensation Committee took into account the material factors set forth above, in conjunction with the Compensia analysis.
Employee Benefits
The Company also supplements its primary compensation program by providing retirement benefits under a
401(k) plan with a Company matching contribution, or analogous benefit as typically provided in the country where our executive officers reside; and generally available benefit programs, such as life insurance and health care benefits. In addition, certain executive officers participate in a Supplemental Disability Plan. While these benefit programs are important in attracting and retaining our workforce in a competitive marketplace, the Compensation Committee considers these to be secondary elements of the Company’s executive compensation program because they typically comprise a small percentage of the total compensation of our executive officers, are generally set at levels such that they would not constitute a strong factor in rewarding financial or operational performance, and are not as heavily emphasized in attracting and retaining our executive officers.
Severance and Change-in-Control Arrangements
We believe that companies should provide reasonable severance benefits to executive officers due to the greater level of difficulty they face in finding comparable employment in a short period of time and greater risk of job loss or modification as a result of a change-in-control transaction than other employees. By reducing the risk of job loss or reduction in response, the change-in-control provision helps ensure that our executive officers support potential change-in-control transactions that may be in the best interests of our stockholders, even though the transaction may create uncertainty in their personal employment situation, and are necessary to ensure that our total employment package for them remains market competitive. Each NEO is entitled to receive severance benefits under the terms of his or her individually negotiated employment agreement upon either termination by us without cause or, under certain circumstances for certain of our NEOs, resignation by the executive for good reason. For details on our severance and change-in-control arrangements, see “Potential Post-Employment Payments Upon Termination or Change-in-Control.”
Tax Considerations
We generally seek to maximize the deductibility for tax purposes of all elements of compensation. For example, we have in the past issued nonqualified stock options that will result in a tax deduction to us upon exercise. Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a tax deduction to public corporations for compensation (other than qualified performance-based compensation) in excess of $1.0 million paid to our NEOs (other than our Chief Financial Officer) in any fiscal year. Our 2012 Equity Plan was approved by our stockholders and is designed to enable the Compensation Committee to award annual bonuses and equity grants which could qualify for exemption from the application of Section 162(m). The Compensation Committee reviews compensation plans in light of applicable tax provisions, including Section 162(m), and may revise compensation plans from time to time to maximize deductibility. However, the Compensation Committee may approve compensation that does not qualify for deductibility when we deem it to be in our best interests (including grants of time-based restricted stock and targeted use of discretion in our annual bonus arrangements). The exemption from Section 162(m)'s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Despite the Compensation Committee’s efforts to structure compensation in a manner intended to be exempt from Section 162(m) and therefore not subject to its deduction limits, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing 162(m)'s exemption from the deduction limit, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) will, in fact, satisfy the requirements.
Role of Compensation Consultant
The Compensation Committee engaged Compensia to advise and assist it in connection with 2017 compensation decisions. Compensia offered the Compensation Committee advice with respect to base salary, annual, performance-based cash bonus and long-term equity compensation of executive officers, performance-based plans (including the design and structure of the long-term equity program), the compensation-related terms of senior employment arrangements, and general information related to market trends and developments affecting compensation practices. Our Compensation Committee also sought Compensia’s advice regarding the relationship between our CEO’s compensation and the Company’s performance.
Compensia is an independent compensation advisor, with special expertise and extensive experience in our industry, and has no business other than advising boards and management teams on executive compensation issues. The Compensation Committee considered these and other factors required by the SEC and NYSE in selecting Compensia.
In 2017, Compensia worked in collaboration with the Company’s management at the Compensation Committee’s direction to review management’s recommendations to the Compensation Committee and to provide information and guidance to management on the Compensation Committee’s behalf. As the Compensation Committee’s consultant, Compensia provided input directly to the Compensation Committee and attended portions of the Compensation Committee’s meetings, including its executive sessions at which management was not present, as required by the Compensation Committee, and in order to support the Compensation Committee’s independent decision-making. Compensia performed executive compensation services at the request of the Compensation Committee in 2017, for which we paid approximately $46,000.
Our Peer Companies
The Compensation Committee, taking into account the advice of Compensia, identified the following peer group of companies in 2017 based on size and business focus for comparison purposes in determining compensation:

Actua	LivePerson
AutoWeb	QuinStreet
Bazaarvoice	RealNetworks
Brightcove	TechTarget
Care.com	Tintri
ChannelAdvisor	Travelzoo
Global Eagle Entertainment	Telaria
Liquidity Services	XO Group
The peer group of companies were selected on the basis of their similarity to the Company in size (as determined by revenue, market capitalization, net income, and number of employees), business focus, business strategy and industry. The Compensation Committee reviews the peer group of companies at least annually and makes adjustments to its composition, taking into account changes in both the Company’s business and the businesses of the core peer companies. The companies included in this group may change from year-to-year depending on various factors, including the acquisition of a referenced company or the identification of other companies that offer more valuable comparative information.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company’s Annual Report on Form 10-K.
Members of the Compensation Committee:
Brian (Skip) Schipper (Chairman)
Carol Carpenter
Jim Friedlich

Compensation Practices and Risks
The Compensation Committee has discussed the concept of risk as it relates to our compensation program, and the Compensation Committee does not believe our compensation program encourages excessive or inappropriate risk taking for the following reasons:

•	our use of different types of compensation vehicles provides a balance of long-term and short-term incentives with fixed and variable components;

•	we grant equity-based awards with time-based vesting, which encourage participants to look to long-term appreciation in equity values;

•
our system of internal control over financial reporting, standards of business conduct, and whistleblower program, among other things, reduce the likelihood of manipulation of our financial performance to enhance payments under the features of our 2012 Equity Plan;

•	our adoption of a “claw-back” policy in 2015, under which the Company may generally seek reimbursement of cash incentive payments made to covered officers; and

•	our adoption of stock ownership guidelines for our directors and officers in 2015, which requires these directors and officers to achieve target ownership levels under the terms of the guidelines.
The Company’s management reviews the primary elements of our compensation program on an annual basis and reviews the other elements from time-to-time to ensure that compensation levels remain competitive.
Summary Compensation Table for Fiscal Year 2017

The following table sets forth the total cash and non-cash compensation paid by us or incurred on our behalf to our NEOs during the years ended December 31, 2015, December 31, 2016, and December 31, 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Michael P. Durney	2017	515,000	—	1,245,600	—	414,210	15,426	2,190,236
Former President &	2016	515,000	—	1,776,000		150,000	9,275	2,450,275
Chief Executive Officer	2015	515,000	—	2,531,200	—	329,191	9,275	3,384,666

Luc Grégoire (4)	2017	340,000	—	265,200	—	136,730	14,590	756,520
Chief Financial Officer	2016	52,308	—	399,998	—	50,032	—	502,338

James E. Bennett (5)	2017	277,124	—	311,400	—	128,895	13,856	731,275
Former Managing Director	2016	303,616	—	444,000		59,700	2,907	810,223
	2015	290,057	—	406,800	—	162,161	16,504	875,522

Pamela Bilash	2017	300,000	—	233,550	—	96,515	16,167	646,232
Senior Vice President,	2016	300,000	—	333,000		42,467	9,275	684,742
Human Resources	2015	290,000	—	406,800	—	78,267	9,275	784,342

Brian Campbell (6)	2017	315,000	32,500	181,650	—	88,673	13,501	631,324
Vice President, Business	2016	315,000	—	259,000	—	49,025	8,607	631,632
& Legal Affairs, General	2015	309,000	—	226,000	—	76,811	9,275	621,086
Counsel and Secretary

Shravan Goli (7)(8)	2017	260,501	—	311,400	—	65,000	464,450	1,101,351
Former President,	2016	455,000	—	444,000		185,367	9,275	1,093,642
Brightmatter Group	2015	455,000	—	723,200	—	305,478	9,275	1,492,953

(1)
Represents the aggregate grant date fair value of restricted stock, stock options or PSUs granted during the year in accordance with the Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, Stock Compensation (disregarding any forfeiture assumptions). These amounts do not correspond to the actual value that may be realized by our NEOs for these awards. See Note 12 to our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock and Stock—Based Compensation” included in our Annual Report on Form 10-K for the assumptions made in determining these values. Assuming achievement of the maximum level of performance and utilizing the closing price of the Company’s stock on the date of grant, the fair value of PSUs granted in fiscal year 2017 is: $968,400, $322,800, $181,575, $141,225, $242,100 and $242,100 for Mr. Durney, Mr. Grégoire, Ms. Bilash, Mr. Campbell, Mr. Bennett, and Mr. Goli, respectively. With respect to the PSU awards granted in 2015 and 2016, the PSU performance criteria were not met during 2017 and, accordingly, no compensation with respect to those grants was payable during 2017.

(2)
Represents awards made pursuant to the Senior Bonus Pool (or based on the amounts stipulated in the separation agreements for Mr. Bennett and Mr. Goli) and earned during the year indicated, although the awards were paid in the following year.

(3)	This amount represents employer contributions to our 401(k) plan, disability insurance premiums paid on behalf of the NEO, or other savings plans for employees outside the United States.

(4)	Mr. Grégoire joined the Company in November 2016 and received a restricted stock award of 70,175 shares in 2016.

(5)
All compensation amounts for Mr. Bennett have been converted from British Pounds to U.S. dollars at an exchange rate of US$1.29 for each £1 in 2017, US$1.36 for each £1 in 2016 and US$1.53 for each £1 in 2015. Mr. Bennett made an election in 2017, 2016, and 2015 which resulted in an employer contribution to his savings plan. Mr. Bennett's employment was terminated effective February 2018.

(6)	In February 2018, Mr. Campbell received a one time bonus of $32,500 related to a litigation matter, which is included in Bonus.

(7)	Mr. Goli served as President of Brightmatter Group through May 2017.

(8)	For Mr. Goli, the amount in the All Other Compensation column for 2017 includes a separation payment of $455,000 and employer contribution to our 401(k) plan of $9,450.

Grants of Plan-Based Awards for Fiscal Year 2017
The following table details grants of plan-based awards to our NEOs during 2017:

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock(#)(3)	Grant Date Fair Value of Stock Awards($)(4)
		Target ($)	Maximum ($)	Target (#)	Maximum (#)
Michael P. Durney	2/27/2017					120,000	600,000
Former President &	2/27/2017			120,000	180,000		645,600
Chief Executive Officer		515,000	1,030,000

Luc Grégoire	2/27/2017					10,000	50,000
Chief Financial Officer	2/27/2017			40,000	60,000		215,200
		170,000	340,000

James E. Bennett	2/27/2017					30,000	150,000
Former Managing Director,	2/27/2017			30,000	45,000		161,400
Global Industry Group		138,675(5)	277,350(5)

Pamela Bilash	2/27/2017					22,500	112,500
Senior Vice President,	2/27/2017			22,500	33,750		121,050
Human Resources		120,000	240,000

Brian Campbell	2/27/2017					17,500	87,500
Vice President, Business & Legal	2/27/2017			17,500	26,250		94,150
Affairs, General Counsel and		110,250	220,500
Secretary

Shravan Goli	2/27/2017					30,000	150,000
Former President,	2/27/2017			30,000	45,000		161,400
Brightmatter Group		455,000	910,000

(1)	For a description of the material terms of these awards, please see the “Compensation Discussion and Analysis—Elements of Executive Compensation—Senior Bonus Plan.”

(2)
The PSUs vest in three installments corresponding to three performance periods ending on each of the first, second and third anniversaries of the grant on the dates the Compensation Committee certifies the Company’s achievement of stock price performance relative to the Russell 2000 Index for the applicable performance period, provided that the recipient remains employed through such date.

(3)	The restricted stock vests 25% on each of the first, second, third and fourth anniversaries of the applicable vesting commencement date.

(4)
We estimated the fair value of restricted stock using the closing price of the Company’s stock on the grant date in accordance with the FASB ASC Topic 718 Stock Compensation. We estimated the fair value of PSU awards using the closing price of the Company’s stock on the grant date in accordance with the FASB ASC Topic 718 Stock Compensation. See Note 13 to our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock and Stock—Based Compensation” included in our Annual Report on Form 10-K for the assumptions made in determining these values.

(5)	Converted from British Pounds to U.S. dollars at an exchange rate of US$1.29 for each £1.
Employment Agreements

We have entered into an employment agreement with each of our NEOs. Each agreement contains confidentiality provisions and a representation and warranty that performance of the executive’s employment obligations under the agreement will not cause him or her to breach any non-disclosure agreement by which he or she is bound.
Michael P. Durney
Effective September 30, 2013, Mr. Durney became President and Chief Executive Officer. The employment agreement for Mr. Durney provides that Mr. Durney will continue to serve until his employment is terminated by us or by Mr. Durney, which may be at any time, with or without cause, subject to the provisions of his employment agreement. The agreement contains a covenant not to engage in any business that competes with us or to solicit employees during the term of his employment and for a period of 12 months thereafter.
Mr. Durney is entitled to receive an annual base salary of $515,000, and in accordance with the terms of his employment agreement, the Senior Bonus Plan and our benefit policies, is eligible for an annual discretionary target bonus of 100% of his base salary. Mr. Durney participates in our long-term incentive plan, and all employee benefit plans including a 401(k) plan. Mr. Durney is entitled to six weeks of annual leave per year.
Luc Grégoire
The employment agreement for Mr. Grégoire, our Chief Financial Officer, provides that Mr. Grégoire will continue to serve until his employment is terminated by us or by Mr. Grégoire, which may be at any time, with or without cause, subject to the provisions of his employment agreement. The agreement contains a covenant not to engage in any business that competes with us or to solicit employees during the term of his employment and for a period of 12 months thereafter.
Mr. Grégoire is entitled to receive an annual base salary of $340,000, and in accordance with the terms of his employment agreement, the Senior Bonus Plan and our benefit policies, is eligible for an annual discretionary target bonus of 50% of his base salary (guaranteed to be at least $50,000 in respect of 2016). Mr. Grégoire participates in our long-term incentive plan, and all employee benefit plans including a 401(k) plan. Mr. Grégoire is entitled to five weeks of annual leave per year.
James E. Bennett
The employment agreement for Mr. Bennett, our Former Managing Director, Global Industry Group, provides that Mr. Bennett will continue to serve until his employment is terminated by us or by Mr. Bennett, which may be at any time, with or without cause, subject to the provisions of his employment agreement. The agreement contains a covenant not to engage in any business that competes with us or to solicit employees or customers during the term of his employment and for a period of 9 months thereafter.
Mr. Bennett was entitled to receive an annual base salary of $277,124 (as converted from British Pounds to U.S. dollars at an exchange rate of US$1.29 for each £1), and in accordance with the terms of his employment agreement, the Senior Bonus Plan and our benefit policies, was eligible for an annual discretionary target bonus of 50% of his base salary. Mr. Bennett participates in our long-term incentive plan, and all employee benefit plans. Mr. Bennett was entitled to five weeks of annual leave per year.
Mr. Bennett's employment was terminated effective February 2018. In connection with Mr. Bennett's separation from the Company, the Company entered into a separation agreement with Mr. Bennett and made a separation payment to him in the amount of $208,013 (as converted from British Pounds to U.S. dollars at an exchange rate of US$1.29 for each £1) in exchange for a release and certain covenants.
Pamela Bilash
The employment agreement for Ms. Bilash, our Senior Vice President of Human Resources, provides that Ms. Bilash will continue to serve until her employment is terminated by us or by Ms. Bilash, which may be at any time, with or without cause, subject to the provisions of her employment agreement. The agreement contains a covenant not to engage in any business that competes with us or to solicit employees during the term of her employment and for a period of 12 months thereafter.
Ms. Bilash is entitled to receive an annual base salary of $300,000, and in accordance with the terms of her employment agreement, the Senior Bonus Plan and our benefit policies, is eligible for an annual discretionary target bonus of 40% of her base salary. Ms. Bilash participates in our long-term incentive plan, and all employee benefit plans including a 401(k) plan. Ms. Bilash is entitled to five weeks of annual leave per year.
Brian Campbell

Mr. Campbell's employment agreement provides that Mr. Campbell will continue to serve as our Vice President, Business Affairs & General Counsel until his employment is terminated by us or by Mr. Campbell, which may be at any time, with or without cause, subject to the provisions of his employment agreement. The agreement contains a covenant not to engage in any business that competes with us during the term of his employment and for a period of nine months thereafter, and a covenant not to solicit employees during the term of his employment and for a period of 12 months thereafter.
Mr. Campbell is entitled to receive an annual base salary of $315,000, and in accordance with the terms of his employment agreement, the Senior Bonus Plan and our benefit policies, is eligible for an annual discretionary target bonus of 35% of his base salary. Mr. Campbell participates in our long-term incentive plan, and all employee benefit plans including a 401(k) plan. Mr. Campbell is entitled to five weeks of annual leave per year.

Shravan Goli
Mr. Goli’s employment as President, Brightmatter Group was terminated effective May 31, 2017. Pursuant to his employment agreement, Mr. Goli continued to serve as our President, Brightmatter Group until his employment was terminated.
Mr. Goli was entitled to receive an annual base salary of $455,000, and in accordance with the terms of his employment agreement, the Senior Bonus Plan, and our benefit policies, was eligible for an annual discretionary target bonus of 100% of his base salary. Mr. Goli participated in our long-term incentive plan and all employee benefit plans including a 401(k) plan. Mr. Goli was entitled to five weeks of annual leave per year.
In connection with Mr. Goli’s separation from the Company on May 31, 2017, the Company entered into a separation agreement with Mr. Goli and made a separation payment to Mr. Goli in the amount of $455,000 and reimbursed him for the cost of health insurance continuation coverage under COBRA of $13,834 in exchange for a release and certain covenants. In addition, the Company paid Mr. Goli a pro rata bonus of $65,000 in February 2018.

Outstanding Equity Awards at Fiscal Year-End 2017

	Vesting Commencement Date	Option Awards				Stock Awards		Equity Incentive Plan Awards
		Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested(#)	Market Value of Shares of Stock That Have Not Vested ($)(2)	Number of Unearned Units that Have Not Vested (#)	Market or Payout Value of Unearned Units that Have Not Vested ($)(3)
Name		Exercisable (#)(1)	Unexercisable (#)
Michael P.	3/3/11	35,000	—	14.50	3/3/18
Durney	2/27/12	45,000	—	8.97	2/27/19
	2/20/13	100,000	—	9.82	2/20/20
	7/24/13	225,000	—	9.27	7/24/20
	2/19/14	93,750	6,250	7.13	2/19/21
	3/3/15					70,000	133,000	—	—
	2/18/16					90,000	171,000	120	228
	2/27/17					120,000	228,000	120	228

Luc	11/1/16					52,632	100,001
Grégoire	2/27/17					10,000	19,000	40	76

James E.	3/3/11	20,000	—	14.50	3/3/18
Bennett (4)	2/27/12	40,000	—	8.97	2/27/19
	2/20/13	40,000	—	9.82	2/20/20
	2/19/14	37,500	2,500	7.13	2/19/21
	2/19/14					5,000	9,500
	3/3/15					11,250	21,375	—	—
	2/18/16					22,500	42,750	30	57
	2/27/17					30,000	57,000	30	57

Pamela	1/22/14	28,125	1,875	7.56	1/22/21
Bilash	1/22/14					3,750	7,125
	3/3/15					11,250	21,375	—	—
	2/18/16					16,875	32,063	23	43
	2/27/17					22,500	42,750	23	43

Brian	3/3/11	15,000	—	14.50	3/3/18
Campbell	2/27/12	20,000	—	8.97	2/27/19
	2/20/13	30,000	—	9.82	2/20/20
	2/19/14	28,125	1,875	7.13	2/19/21
	2/19/14					3,750	7,125
	3/3/15					6,250	11,875	—	—
	2/18/16					13,125	24,938	18	33
	2/27/17					17,500	33,250	18	33

(1)	25% of the options vest on the first anniversary of the applicable vesting commencement date and 6.25% vest quarterly thereafter.

(2)
Restricted stock vests 25% on each of the first, second, third, and fourth anniversaries of the applicable vesting commencement date. We estimated the market value of stock awards using the closing price of the Company’s stock on December 31, 2017.

(3)
The PSUs vest in three installments corresponding to three performance periods ending on each of the first, second and third anniversaries of the grant on the dates the Compensation Committee certifies the Company’s achievement of stock price performance relative to the Russell 2000 Index for the applicable performance period, provided that the recipient remains employed through such date. In accordance with applicable SEC disclosure rules, we have shown the outstanding number of PSUs that would be earned as of December 31, 2017 if the performance from the date of grant through the end of the 2017 fiscal year was achieved at the minimum threshold performance (0.1%). Actual performance through such date was zero. We estimated the market value of such PSUs using the closing price of the Company’s stock on December 31, 2017.

(4)	In connection with his termination of employment, Mr. Bennett's options issued in 2012, 2013, and 2014 will expire 90 days after his separation date.
Option Exercises and Stock Vested During Fiscal Year-End 2017

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael P. Durney	—	—	97,500	461,000
Luc Grégoire	—	—	17,543	39,472
James E. Bennett	32,707	6,389	23,125	123,188
Pamela Bilash	—	—	15,000	80,625
Brian Campbell	33,481	6,432	15,000	80,063
Shravan Goli	—	—	53,750	268,500
CEO Pay Ratio
Pursuant to Item 402(u) of Regulation S-K, we have prepared a comparison of the annual total compensation of Mr. Michael P. Durney, our President and Chief Executive Officer for fiscal year 2017, to the median of annual total compensation of all other Company employees for the same period.
We identified the median employee for this review by examining the 2017 total cash compensation for all employees, excluding Mr. Durney, who were employed by us on December 31, 2017. We included all full-time, part-time, and temporary employees and did not make any assumptions, adjustments, or estimates with respect to annual total compensation, and we did not annualize the compensation for any permanent employees who were not employed by us for all of 2017. We determined the total cash compensation of our median employee by taking: (i) salary received in 2017, including over-time and paid time-off, (ii) 2017 incentive compensation, whether commissions paid, or actual bonus earned, and (iii) converting all non-US compensation details using the 2017 average exchange rates. The Company believes this process yielded an equitable result as it was applied on a consistent basis for each employee. We then ranked the annual total cash compensation of all employees, excluding the CEO, from lowest to highest to determine the median employee.
Following our review, we determined that for 2017:

•	the median employee total compensation: $88,045

•	Mr. Durney, CEO, total compensation: $2,190,236

•	Ratio of CEO to Median Employee compensation: 25:1
Based on this information, for 2017, the ratio of the annual total compensation of Mr. Durney, CEO and President, to the median employee was 25 to 1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules and methods for disclosure.
Potential Post-Employment Payments Upon Termination or Change-in-Control
Equity Award Provisions
According to the terms of our 2005 Omnibus Stock Plan, our 2007 Equity Award Plan and our 2012 Equity Plan (collectively, the “Equity Plans”), if an NEO’s employment is terminated due to death or disability or for any other reason except by us for cause, the unvested portion of their equity awards will expire on the date they are terminated. The vested portion of stock option awards will remain exercisable until the earlier of either the expiration of the option period or 12 months after such termination in the case of termination due to death or disability, or 90 days after any other termination other than termination by us for cause.
If we terminate any NEO’s employment for cause, both the unvested equity awards and vested portions of the stock options will terminate on the same date such NEO’s employment is terminated.

In the event of a change in control, the PSU performance periods will be truncated and end on the date of the change in control.  The Company will determine the amount of PSUs deemed earned based on performance through the end of the truncated performance period (the “earned CIC PSUs”), and the executive will vest in a prorated portion of the earned CIC PSUs based on the portion of the three-year performance period that has elapsed, provided that the executive remains employed through the completion of the change in control.  The remaining earned CIC PSUs will convert into service-based restricted stock units which will vest, without regard to performance, ratably on a monthly basis through the end of the scheduled three-year performance period, provided that the executive remains employed through each such date. Any PSUs in excess of the earned CIC PSUs will be forfeited.
According to the terms of the Equity Plans, if an NEO’s employment is terminated by the Company other than for cause (and other than due to death or disability) within 12 months following a change in control, all outstanding equity awards will immediately become vested, and if applicable, exercisable.
Employment Agreements
The employment of each NEO may be terminated by us or by the NEO at any time, with or without cause, subject to the provisions of his or her employment agreement. The termination provisions applicable to each NEO are summarized below:
Michael P. Durney

In connection with Mr. Durney’s departure, the Company entered into a separation agreement with Mr. Durney on November 1, 2017. Subject to his continued compliance with the separation agreement and his execution and non-revocation of a release of claims, Mr. Durney will be entitled to (i) continued payment of Mr. Durney’s current base salary for twelve months following his termination date, payable in equal installments in accordance with the Company’s payroll practices; (ii) continued medical and dental benefits for the twelve-month period following the termination date on the same basis as provided to active employees of the Company; (iii) accelerated vesting of certain outstanding unvested equity-based awards; (iv) the continued ability of certain outstanding performance stock units to vest in accordance with their terms as if Mr. Durney had remained employed through the applicable vesting date; (v) a bonus in respect of 2017 in accordance with the bonus plan in effect; and (vi) with respect to 2018, a pro rata target bonus based on the portion of the calendar year through his termination date.
If Mr. Durney’s employment is terminated by us without cause prior to a change of control, or more than 12 months following a change in control, we will provide him with a severance payment in an amount equal to his then current annual salary, provided he executes and delivers a release in a form prepared by us. In the event of such termination, all of Mr. Durney’s outstanding equity awards will immediately become vested and if applicable, exercisable.
If Mr. Durney’s employment is terminated either by us without cause or by him for good reason within 12 months following a change of control, he will be entitled to a lump sum severance payment of one times the sum of his then current annual salary plus his then current target bonus (or, if higher, the amount of bonus attributable to a calendar year’s service paid to the executive immediately prior to the change of control), and all outstanding equity awards will immediately become vested and, if applicable, exercisable.
Luc Grégoire
If Mr. Grégoire’s employment is terminated by us without cause (or by him due to a relocation without his consent to an office more than 40 miles from the principal office at which he is then employed) prior to a change of control, Mr. Grégoire is entitled to receive a lump sum severance payment equal to one times the sum of his then current annual salary and a pro-rata bonus in an amount equal to the product of (1) his then current full-year bonus target, multiplied by (2) the Achieved Percentage (as defined below), multiplied further by (3) a fraction, the numerator of which is the number of days elapsed from the commencement of the year of termination through the date of termination, and the denominator of which is 365. In the event of a termination by us without cause prior to a change in control (or by him due to a relocation without his consent, to an office more than 40 miles from the principal office at which he is then employed), Mr. Grégoire is entitled to accelerated vesting, with respect to 25% of the shares of Company Common Stock underlying Mr. Grégoire’s then unvested equity awards (including 25% of the then-unvested portion of the performance stock units based on the then-current target number of PSUs). The “Achieved Percentage” means the percentage of the full-year bonus target deemed to be earned under the bonus plan based on actual performance through the end of the month in which the termination occurs as compared to target performance through the end of the month in which the termination occurs.
If Mr. Grégoire’s employment is terminated either by us without cause or by him for good reason, in each case, within 12 months following a change of control, he will be entitled to a lump sum severance payment of one times the sum of his then current annual salary plus his then current target bonus, and all outstanding equity awards will immediately become vested and, if applicable, exercisable.

Any severance payments are conditioned on Mr. Grégoire’s execution and delivery of a release in a form prepared by us.
James E. Bennett
The employment of Mr. Bennett may be terminated by the Company or Mr. Bennett at any time with or without cause, subject to the provisions of his employment agreement (which generally requires six months advance notice of termination). However the Company may terminate Mr. Bennett’s employment at any time if he has been unable to perform his duties by reason of ill health or injury for 30 days in any period of 52 consecutive weeks; if he becomes of unsound mind or a patient for the purpose of any mental health statute, or bankrupt; if he is convicted of a crime other than one that in the opinion of the Board of Directors of the Company does not affect his position as an employee of the Company; or if he is guilty of any serious default or misconduct in connection with or affecting the business of the Company, commits any serious or repeated breach of his obligations under his employment, is guilty of serious neglect or negligence in the performance of his duties or behaves in a manner which is likely to bring the Company into disrepute or which seriously impairs his ability to perform his duties.
If Mr. Bennett’s employment is terminated either by us without cause or by him for good reason within twelve months following a change of control, he will be entitled to a lump sum severance payment of one times the sum of his then current annual salary plus his then current target bonus, and all outstanding equity awards will immediately become vested.
Mr. Bennett entered into a separation agreement on February 9, 2018. Mr. Bennett served as Managing Director through February 2018, when his employment was terminated. Mr. Bennett entered into a separation agreement with the Company on February 9, 2018, which included a release of claims against the Company. Mr. Bennett was entitled to receive certain payments and benefits, including payments of (i) his 2017 bonus in an amount equal to £100,000, (ii) £107,500 as pay in lieu of providing six months notice of termination, (iii) £53,750 for redundancy pay, and (iv) and accelerated vesting of previous equity grants that were otherwise due to vest during 2018 and 2019.
Pamela Bilash
If Ms. Bilash’s employment is terminated by us without cause, Ms. Bilash is entitled to receive a lump sum severance payment equal to 50% of her then current annual salary, provided she executes and delivers a release in a form prepared by us.
Brian Campbell
If Mr. Campbell's employment is terminated by us without cause before a change of control, or more than 12 months following a change of control, he will be entitled to a lump sum severance payment of 75% of his then current annual salary.
If Mr. Campbell's employment is terminated either by us without cause or by him for a good reason within 12 months following a change of control, he will be entitled to receive a lump sum severance payment equal to one times his then current annual salary plus the amount of his most recently paid regular annual bonus, excluding special bonuses (or, if higher, the amount of bonus attributable to a calendar year's service paid to him immediately prior to the change of control), and all outstanding stock awards will immediately become vested and exercisable. In the event of a change of control (defined for this purpose as (i) a sale of all or substantially all of the assets of the Company or (ii) merger with or acquisition of another company resulting in which the Company is not the surviving company) he is entitled to additional vesting of 15% of prevailing granted stock options.
Shravan Goli
Mr. Goli entered into a separation agreement with us, effective June 16, 2017, which included a release of claims against the Company. Mr. Goli was entitled to certain payments and benefits, including the following: (i) a lump sum payment equal to $455,000; (ii) pro rata bonus for 2017 through the termination date of $65,000; and (iii) reimbursement for the cost of health insurance continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 premiums for 12 months, in excess of the cost of such benefits that active employees are required to pay. Mr. Goli is subject to non-compete and non-solicit restrictions for 12 months following the separation date.
Applicable Definitions. For purposes of the employment agreements with our NEOs:
A termination for “cause” in the absence of a change in control under employment agreements for Messrs. Durney and Campbell includes any of the following actions by the executive: embezzlement; misappropriation of funds; conviction of a felony; any acts of dishonesty, fraud or deceit; breach of a material provision of the executive’s employment agreement; habitual or willful neglect of duties; commission of any act that would rise to the level of felony breach of fiduciary duty to us involving personal profit; or significant or material violation of our policies or other contractual, statutory or common law duties to us.
A termination for “cause” under the employment agreements for Messrs. Bennett and Grégoire and Ms. Bilash, and for a termination in connection with a change in control, the employment agreement for Messrs. Durney and Campbell, includes embezzlement; misappropriation of funds of the Company; conviction of a felony; commission of any other act of dishonesty which causes material economic harm to the Company; acts of fraud or deceit which causes material economic harm to the Company; material breach of any provision of an employment agreement; willful failure to substantially perform duties; willful breach of fiduciary duty to the Company involving personal profit; or significant violation of Company policy of which such executive is made aware (or should reasonably be expected to be aware) or other contractual, statutory or common law duties to the Company.
A termination for “good reason” (under employment agreements with those NEOs for whom this applicable) includes any of the following Company actions:

•
a diminution in the NEO’s responsibilities, title, duties and reporting lines (excluding Mr. Grégoire for reporting lines) compared to those existing immediately prior to a change of control (Mr. Grégoire does not have good reason if he is the chief financial officer of the Company's business or business division following a change of control or if he continues to have the responsibilities, title and duties consistent with those of a private chief financial officer);

•	a reduction in the NEO’s salary, incentive compensation and other employee benefits compared to those existing immediately prior to a change of control;

•	relocation of the NEO to an office more than 40 miles from the NEO’s principal office immediately prior to a change of control;

•	breach by us of the NEO’s employment agreement; or

•	failure of any successor to assume, in writing, all obligations under the NEO’s employment agreement.
A “change of control” for these purposes consists of any of the following:

•	an acquisition of more than 50% of our voting securities (other than acquisitions from or by us);

•	any stockholder-approved transfer or disposition of all or substantially all of our assets;

•	any plan of liquidation providing for the distribution of all or substantially all of our assets;

•
the consummation of a reorganization, merger or consolidation or sale or disposition of all or substantially all our assets or the acquisition of assets or stock of another corporation or other business combination, unless following such business combination (1) all or substantially all of the beneficial owners of our securities before the business combination beneficially own more than 60% of the voting securities of the resulting corporation in substantially the same proportions as their ownership before the transaction; (2) no person owns 20% or more of the voting securities of the resulting corporation except to the extent that such ownership existed before the business combination; and (3) the members of our Board of Directors prior to such business combination constitute at least a majority of the Board of Directors of the resulting corporation; or

•	a change in the composition of our Board over a period of 36 months or less such that a majority of the Board members cease to be continuing directors.
As noted above, certain NEOs may become entitled to certain severance payments upon termination of employment without cause or by the employee for good reason after a change in control. These severance payments are described more specifically below, but generally include a lump sum payment tied to salary and bonus level and accelerated vesting of equity. For Messrs. Durney and Campbell and Ms. Bilash only, in the event that any severance payments would be subject to the excise tax imposed by Section 4999 of the Code, we will “gross up,” on an after-tax basis, such NEO’s compensation so as to put the NEO in the same after-tax position that the executive would have enjoyed had the Section 4999 excise tax not applied to the severance payments. These make-whole provisions include certain computational assumptions and conventions, for example: (1) any other payments or benefits received in connection with a change in ownership or control will be treated as parachute payments, and all excess parachute payments are treated as subject to the excise tax, both as defined by Section 280G of the Code, and (2) the amount of the severance payments which will be treated as subject to the excise tax will be the lesser of the total amount of the severance payments or the amount of the excess parachute payments.
Any NEO who voluntarily resigns for any reason other than good reason following a change of control will not be entitled to any severance payment or acceleration of the vesting of any unvested stock options.
Upon any termination by the Company without cause or by the NEO for good reason, each NEO, his or her spouse and eligible dependents will be entitled to continued medical and dental benefits at active-employee rates for a period of 12 months following termination.
Termination Payments
The following table sets forth the payments each of our NEOs would have received if their employment had been terminated by us without cause on December 31, 2017 and there was no change of control.

Name	Benefit	Amount Payable for Termination Without Cause
Michael P. Durney	Cash Severance	$515,000
	Medical and Dental Benefits	9,945
	*Option Acceleration Value	—
	**Restricted Stock Acceleration Value	532,000
	***PSU Stock Acceleration Value	—

Luc Grégoire(1)	Cash Severance	510,000
	Medical and Dental Benefits	13,436
	**Restricted Stock Acceleration Value	29,750
	***PSU Stock Acceleration Value	19,000

James E. Bennett(2)	Cash Severance	277,124
	Medical and Dental Benefits	2,774

Pamela Bilash	Cash Severance	150,000
	Medical and Dental Benefits	13,436

Brian Campbell	Cash Severance	236,250
	Medical and Dental Benefits	14,511

*
Option acceleration values reflect the cash-out value of the non-vested options equal to their spread (fair value of the underlying stock as of December 31, 2017 ($1.90) less the exercise price as determined under the applicable equity plan) at the assumed payment date, which is December 31, 2017.

**	Restricted stock acceleration values reflect the value of the non-vested shares equal to the fair value of the underlying stock as of December 31, 2017.

***
The PSU award agreements do not provide for any acceleration in the event of a termination of an NEO’s employment. However, as noted above, certain NEO’s employment agreements provide for accelerated vesting of specified percentages of outstanding equity awards upon certain terminations of employment. The amounts shown above assume that (i) each such NEO shall be entitled to vest in such specified percentage of the number of PSUs that are ultimately earned based on actual performance at the end of the performance period and (ii) the actual performance for such performance period is equal to the actual performance through December 31, 2017, which, based on the closing price of the Company’s stock on December 31, 2017, is worth $0 for Mr. Durney. For Mr. Grégoire, this amount represents 25% of his target number of PSUs.

(1)
Mr. Grégoire’s cash severance of $510,000 is the maximum that can be achieved and includes one times his annual base salary plus his full-year bonus target of 50% times his annual base salary, which may be reduced by his actual performance achieved versus his target performance through the month of his termination and the ratio of days elapsed from the commencement of the year of termination through the date of termination.  In the event of termination, the actual severance paid will be between $340,000 and $510,000 as defined in his employment agreement.

(2)	All amounts for Mr. Bennett have been converted from British Pounds to U.S. dollars at an exchange rate of US$1.29 for each £1.

Change of Control Termination
The following table sets forth the payments each of our NEOs would have received if, following a change of control, their employment had been terminated by us without cause, or, if applicable, by them for good reason on December 31, 2017.

Name	Benefit	Amount Payable for Termination Without Cause or for Good Reason
Michael P. Durney	Cash Severance	$1,030,000
	Medical and Dental Benefits	9,945
	*Option Acceleration Value	—
	**Restricted Stock Acceleration Value	532,000
	***PSU Acceleration Value	—

Luc Grégoire	Cash Severance	510,000
	Medical and Dental Benefits	13,436
	**Restricted Stock Acceleration Value	119,001
	***PSU Acceleration Value	—

James E. Bennett(1)	Cash Severance	415,686
	Medical and Dental Benefits	2,774
	*Option Acceleration Value	—
	**Restricted Stock Acceleration Value	130,625
	***PSU Acceleration Value	—

Pamela Bilash	Cash Severance	150,000
	Medical and Dental Benefits	13,436
	*Option Acceleration Value	—
	**Restricted Stock Acceleration Value	103,313
	***PSU Acceleration Value	—

Brian Campbell	Cash Severance	436,173
	Medical and Dental Benefits	14,511
	*Option Acceleration Value	—
	**Restricted Stock Acceleration Value	77,188
	***PSU Acceleration Value	—

*
Option acceleration values reflect the cash-out value of the non-vested options equal to their spread (fair value of the underlying stock as of December 31, 2017 ($1.90) less the exercise price as determined under the applicable equity plan) at the assumed payment date, which is December 31, 2017.

**	Restricted stock acceleration values reflect the value of the non-vested shares equal to the fair value of the underlying stock as of December 31, 2017.

***
As noted above under “Equity Award Provisions”, in the event of a change of control (and without regard to whether there is a termination of employment), our NEOs would vest in a prorated portion of their earned CIC PSUs, which, based on the closing price of the Company’s stock on December 31, 2017, is worth $0 for Messrs. Durney, Grégoire, Bennett, and Campbell and Ms. Bilash.

(1)	All amounts for Mr. Bennett have been converted from British Pounds to U.S. dollars at an exchange rate of US$1.29 for each £1.

Board Compensation
Under the Company’s Corporate Governance Guidelines, non-employee director compensation is determined by the Compensation Committee in accordance with the policies and principles set forth in its charter. Directors who are also employees of the Company receive no additional compensation for service as a director.
Effective July 2015, the Company pays its independent directors an annual fee of $35,000 for service on the Board. The Chairman of the Board, who is also Chairman of the Nominating and Corporate Governance Committee, is paid an additional $25,000 per year. The Chairperson of the Audit Committee is paid an additional $15,000 per year, while a member of the Audit

Committee is paid an additional $7,500 per year.  The chairman of the Compensation Committee is paid an additional $10,000 per year, while a member of the Compensation Committee is paid an additional $5,000 per year.  A member of the Nominating and Corporate Governance Committee is paid an additional $2,500 per year.
Restricted stock grants of 28,500 shares each were issued to Messrs. Melland (a former director), Barter, Schipper, Friedlich and Goldfield and Mses. Sheikholeslami, Carpenter, and Deason in April 2017 for their service on the Board. The restriction is lifted one year after issuance of the stock if they are still serving on the Board. We estimated the fair value of the award on the grant date using the value of the Company’s stock on the date of the grant.
The following table provides information concerning the compensation paid by us to each of our non-employee directors for fiscal 2017. Mr. Durney did not receive additional compensation for his services as a director.
Director Compensation Table for Fiscal 2017

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
John W. Barter	$67,500	$109,725	$177,225
Jim Friedlich	40,000	109,725	149,725
Golnar Sheikholeslami	47,500	109,725	157,225
Brian (Skip) Schipper	45,000	109,725	154,725
Carol Carpenter	37,500	109,725	147,225
Burton M. Goldfield	42,500	109,725	152,225
Jennifer Deason	52,500	109,725	162,225
Michael P. Durney(2)	—	—	—
Scot W. Melland(3)	16,042	109,725	125,767
David S. Gordon(4)	12,500	—	12,500

(1)
Represents the aggregate grant date fair value of restricted stock granted during the year in accordance with the FASB ASC Topic 718, Stock Compensation. See Note 13 to our consolidated financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Stock and Stock-Based Compensation” in our Annual Report on Form 10-K for the assumption made in determining these values. On December 31, 2017, each of Messrs. Melland, Barter, Friedlich, Schipper and Goldfield and Mses. Sheikholeslami, Carpenter, and Deason had 28,500 shares of restricted stock outstanding. No other non-employee director had any shares of restricted stock outstanding and no other non-employee director had any outstanding stock options.

(2)	Mr. Durney is also an executive officer of the Company. He did not receive additional compensation for his services as a Board member.

(3)	Mr. Melland served on the board through June 15, 2017.

(4)	Mr. Gordon served on the board through April 27, 2017.

OTHER PROCEDURAL MATTERS
Electronic Delivery of Proxy Materials and Annual Report
This proxy statement and the Company’s Annual Report on Form 10-K are available on the Investors section of the Company’s website at www.dhigroupinc.com/investors. You can save the Company the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources by consenting to access these documents over the Internet. If you consent, you will receive notice next year when these documents are available with instructions on how to view them and submit voting instructions. If you are a stockholder of record, you may sign up for this service by utilizing the contact information on the accompanying proxy card. If you hold your shares through a bank, broker or other holder of record, contact the record holder for information regarding electronic access of materials. Your consent to electronic access will remain in effect until you revoke it. If you choose electronic access, you may incur costs, such as telephone and Internet access charges, for which you will be responsible.
Reduce Duplicate Mailings—Householding
In accordance with notices to many stockholders who hold their shares through a bank, broker or other holder of record (a “street name stockholder”) and share a single address, only one annual report and proxy statement is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce the Company’s printing and postage costs. However, any such street name stockholder residing at the same address who wishes to receive a separate copy of this proxy statement or accompanying annual report may request a copy by contacting the bank, broker or other holder of record or the Company at: DHI Group, Inc., 1040 Avenue of the Americas, 8th Floor, New York, New York 10018, Attention: Investor Relations, or by calling Investor Relations at (212) 448-4181. Stockholders of record sharing an address who receive multiple copies of proxy materials and wish to receive a single copy of such materials in the future should submit their request to us in the same manner.
Proxy Solicitation Costs
The proxies being solicited under this proxy statement are being solicited by the Board of Directors of the Company. All expenses of this solicitation will be borne by the Company.
Directors, officers and other employees of the Company may, but without compensation other than their regular compensation and reimbursement of reasonable out-of-pocket expenses, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokers, fiduciaries, custodians and other nominees for their reasonable expenses in forwarding solicitation material to the beneficial owners of our Common Stock held in their names.
Stockholder Communications
Stockholders and interested parties may contact any of the Company’s directors, including the Chairman, the non-management directors as a group, the chairs of any committee of the Board of Directors or any committee of the Board of Directors by writing them as follows:
[Name(s)/Title(s)]
c/o Corporate Secretary
DHI Group, Inc.
1040 Avenue of the Americas, 8th Floor
New York, NY 10018
Concerns relating to accounting, internal controls or auditing matters should be communicated to the Company through the Corporate Secretary and will be handled in accordance with procedures established by the Audit Committee with respect to such matters.
Stockholder Proposals for Inclusion in 2019 Proxy Statement
Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the Company’s Corporate Secretary at its principal executive office in a timely manner. In order to be included in the Company’s proxy statement for the 2019 Annual Meeting, stockholder proposals must be received by the Company in accordance with the timing and other requirements of Rule 14a-8. Therefore, in order to be included in the Company’s proxy statement for the 2019 Annual Meeting, stockholder proposals must be received at our principal executive offices no later than December 13, 2018.

Director Nominations and Other Stockholder Proposals for Presentation at the 2019 Annual Meeting
In addition, the Company’s by-laws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company’s proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by the Corporate Secretary not less than 90 days nor more than 120 days prior to the anniversary of the date of the prior year’s annual meeting of stockholders and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at the Company’s 2019 Annual Meeting, such a proposal must generally be received by the Company on or after January 22, 2019, but no later than February 21, 2019 subject to certain exceptions in the Company’s by-laws.
Any stockholder business may be excluded if the exclusion is permitted by the applicable regulations of the Commission. If a stockholder who has notified the Company of his, her or its intention to present a proposal at the annual meeting does not appear at such annual meeting, the Company need not present the proposal for a vote at such meeting.
The form of proxy and the proxy statement have been approved by the Board of Directors and are being mailed and delivered to the Company’s stockholders by its authority. This proxy statement is being mailed on or about April 12, 2018.

John Barter
Chairman of the Board of Directors
April 12, 2018

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DHI Group, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

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Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, May 21, 2018.

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees for director listed under Proposal 1, FOR Proposal 2 and FOR Proposal 3.

1. Election of Directors:

	For	Against	Abstain
01 - Art Zeile	☐	☐	☐
02 - Jim Friedlich	☐	☐	☐
03 - Golnar Sheikholeslami	☐	☐	☐

	For	Against	Abstain
2. To ratify the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2018.	☐	☐	☐
3. Advisory vote with respect to the compensation of our named executive officers.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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1 U P X 3 7 3 6 2 5 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — DHI Group, Inc.

Annual Meeting of Stockholders – To Be Held May 22, 2018

THE BOARD OF DIRECTORS SOLICITS THIS PROXY

The undersigned hereby appoint(s) LUC GRÉGOIRE, JOHN HOUFE and BRIAN P. CAMPBELL, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of common stock of DHI Group, Inc. that the undersigned would be entitled to cast if personally present at the 2018 Annual Meeting of Stockholders of the Company, and at any postponement or adjournment thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED ON THE REVERSE SIDE. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED AS TO ALL SHARES OF THE UNDERSIGNED **FOR** THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE, **FOR** PROPOSAL 2, and **FOR** PROPOSAL 3; AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

Sign Up Today For Electronic Delivery

Email delivery of your stockholder materials is efficient, environmentally friendly, and reduces DHI's printing and postage costs. Sign up today by calling (212) 448-4181 or by emailing ir@dhigroupinc.com.

If you vote your proxy by Internet or by telephone, please do NOT mail back the proxy card. You can access, view and download this year's Annual Report and Proxy Statement on the Investors section of the DHI Group, Inc. website at www.dhigroupinc.com/investors.

(Continued and to be marked, dated and signed, on the other side)